Exhibit 99.1
TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED JANUARY 28, 2017, JANUARY 30, 2016 AND
JANUARY 31, 2015

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of
Toys “R” Us - Delaware, Inc.:

We have audited the accompanying consolidated financial statements of Toys “R” Us - Delaware, Inc. and subsidiaries, which comprise the consolidated balance sheets as of January 28, 2017 and January 30, 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Toys “R” Us - Delaware, Inc. and subsidiaries at January 28, 2017 and January 30, 2016, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, New York
April 12, 2017

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholder of
Toys “R” Us - Delaware, Inc.:

We have audited the accompanying consolidated financial statements of Toys “R” Us - Delaware, Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of operations, comprehensive (loss) income, stockholder’s (deficit) equity, and cash flows for the fiscal year ended January 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Toys “R” Us - Delaware, Inc. and its subsidiaries for the fiscal year ended January 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
April 24, 2015

Item 1. Financial Statements and Supplementary Data

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Operations

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Net sales	$7,944	$8,151	$8,350
Other revenues (1)	89	97	105
Total revenues	8,033	8,248	8,455
Cost of sales	5,253	5,351	5,480
Cost of other revenues	5	5	6
Gross margin	2,775	2,892	2,969
Selling, general and administrative expenses (1)	2,543	2,614	2,818
Depreciation and amortization	198	225	252
Other income, net (1)	(179)	(115)	(79)
Total operating expenses	2,562	2,724	2,991
Operating earnings (loss)	213	168	(22)
Interest expense (1)	(267)	(270)	(275)
Interest income (1)	110	114	78
Earnings (loss) before income taxes	56	12	(219)
Income tax expense	27	27	7
Net earnings (loss)	$29	$(15)	$(226)

(1) Includes the following income (expenses) resulting from transactions with related parties (See Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details):
	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Other revenues	$64	$68	$81
Selling, general and administrative expenses	(303)	(301)	(324)
Other income, net	30	34	28
Interest expense	(7)	(29)	(19)
Interest income	110	114	78

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Net earnings (loss)	$29	$(15)	$(226)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	2	(13)	(16)
Unrealized gain on hedged transactions	1	—	2
Total other comprehensive income (loss), net of tax	3	(13)	(14)
Comprehensive income (loss), net of tax	$32	$(28)	$(240)

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Balance Sheets

(In millions)	January 28, 2017	January 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$40	$139
Accounts and other receivables	99	104
Merchandise inventories	1,865	1,689
Prepaid expenses and other current assets	49	65
Total current assets	2,053	1,997
Property and equipment, net	1,667	1,702
Deferred tax assets	4	2
Due from affiliates, net	1,017	920
Other assets	24	31
Total Assets	$4,765	$4,652

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$1,138	$1,135
Short-term borrowings from Parent	261	364
Accrued expenses and other current liabilities	590	655
Income taxes payable	129	109
Current portion of long-term debt	72	25
Total current liabilities	2,190	2,288
Long-term debt	2,599	2,425
Deferred tax liabilities	234	205
Deferred rent liabilities	382	378
Other non-current liabilities	119	158
Stockholder’s Deficit:
Additional paid-in capital	3,522	3,511
Accumulated deficit	(4,214)	(4,243)
Accumulated other comprehensive loss	(67)	(70)
Total Stockholder’s Deficit	(759)	(802)
Total Liabilities and Stockholder’s Deficit	$4,765	$4,652

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Cash Flows from Operating Activities:
Net earnings (loss)	$29	$(15)	$(226)
Adjustments to reconcile Net earnings (loss) to Net cash (used in) provided by operating activities:
Depreciation and amortization	198	225	252
Amortization and write-off of debt issuance costs and debt discount	26	16	39
Gains on sales of assets	(45)	(1)	(1)
Deferred income taxes	33	(35)	(13)
Non-cash portion of asset impairments and other charges	3	9	22
Proceeds from settlement of derivatives	—	—	9
Unrealized (gains) losses on foreign exchange	(8)	10	15
Other	1	—	5
Changes in operating assets and liabilities:
Accounts and other receivables	4	2	1
Merchandise inventories	(169)	(211)	12
Prepaid expenses and other operating assets	19	(1)	(2)
Accounts payable, Accrued expenses and other liabilities	(94)	210	32
Due from affiliates, net	(99)	(85)	(58)
Income taxes payable, net	21	7	—
Net cash (used in) provided by operating activities	(81)	131	87
Cash Flows from Investing Activities:
Capital expenditures	(165)	(153)	(136)
Proceeds from sales of assets	46	1	3
Property insurance recovery	—	—	1
Net cash used in investing activities	(119)	(152)	(132)
Cash Flows from Financing Activities:
Long-term debt borrowings	2,164	1,118	2,249
Long-term debt repayments	(1,937)	(1,062)	(2,358)
Short-term borrowings from Parent	232	1,472	2,089
Repayments of short-term borrowings to Parent	(334)	(1,484)	(2,029)
Capitalized debt issuance costs	(23)	—	(34)
Other	(1)	—	—
Net cash provided by (used in) financing activities	101	44	(83)
Effect of exchange rate changes on Cash and cash equivalents	—	(5)	(6)
Cash and cash equivalents:
Net (decrease) increase during period	(99)	18	(134)
Cash and cash equivalents at beginning of period	139	121	255
Cash and cash equivalents at end of period	$40	$139	$121

Supplemental Disclosures of Cash Flow Information:
Interest paid	$235	$223	$202
Net income tax payments	$3	$18	$27
Non-Cash Operating Information:
Purchases of property and equipment included in Accounts payable, Accrued expenses and other current liabilities	$28	$30	$29
Non-Cash Financing Activities:
Non-cash contributions from (distributions to) Parent	$4	$(32)	$32

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Consolidated Statements of Stockholder’s Deficit

(In millions)	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Deficit
Balance, February 1, 2014	$3,518	$(43)	$(4,002)	$(527)
Net loss	—	—	(226)	(226)
Total other comprehensive loss, net of tax	—	(14)	—	(14)
Stock compensation expense	6	—	—	6
Non-cash contributions from Parent	32	—	—	32
Distribution arising from tax allocation arrangement	(23)	—	—	(23)
Balance, January 31, 2015	$3,533	$(57)	$(4,228)	$(752)
Net loss	—	—	(15)	(15)
Total other comprehensive loss, net of tax	—	(13)	—	(13)
Non-cash distributions from Parent	(32)	—	—	(32)
Contribution arising from tax allocation arrangement	10	—	—	10
Balance, January 30, 2016	$3,511	$(70)	$(4,243)	$(802)
Net earnings	—	—	29	29
Total other comprehensive income, net of tax	—	3	—	3
Stock compensation expense	1	—	—	1
Contribution arising from tax allocation arrangement	6	—	—	6
Non-cash contributions from Parent	4	—	—	4
Balance, January 28, 2017	$3,522	$(67)	$(4,214)	$(759)

See Notes to the Consolidated Financial Statements.

Toys “R” Us - Delaware, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization
Toys “R” Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We sell a variety of products in the baby, core toy, entertainment, learning and seasonal categories through our omnichannel offerings that leverage our brick-and-mortar stores and e-commerce websites. As of January 28, 2017, we operated 961 stores in the United States, Canada, Puerto Rico and Guam under the Toys “R” Us and Babies “R” Us banners and also have smaller format Toys “R” Us Outlet stores (“Outlet”) and Toys “R” Us Express stores (“Express”). Our omnichannel presence includes our Toysrus.com and Babiesrus.com sites, as well as the e-commerce site we operate in Canada, Toysrus.ca.
On July 21, 2005, our Parent was acquired through a $6.6 billion merger (the “Merger”) by an investment group led by entities advised by or affiliated with Bain Capital Private Equity, L.P., Kohlberg Kravis Roberts & Co. L.P. and Vornado Realty Trust (collectively, the “Sponsors”). Upon the completion of this acquisition, our Parent became a private company.
Fiscal Year
Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2016	52	January 28, 2017
2015	52	January 30, 2016
2014	52	January 31, 2015
Basis of Presentation
The accompanying consolidated financial statements as of January 28, 2017 and January 30, 2016 and for each of the three year periods ended January 28, 2017, January 30, 2016 and January 31, 2015, have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”).  ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.  Under the previous practice, debt issuance costs were recognized as an asset.  In August 2015, the FASB issued ASU 2015-15 “Interest - Imputed Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” (“ASU 2015-15”), which clarifies that the guidance in ASU 2015-03 does not apply to line-of-credit arrangements.  The Company has retrospectively adopted the amendments of ASU 2015-03 and ASU 2015-15, effective January 30, 2016.  We revised the balance sheet presentation of debt issuance costs from Other assets to a deduction from the carrying amount of Long-term debt on the Consolidated Balance Sheets and revised the presentation of the carrying amounts of individual debt liabilities in Note 2 entitled “LONG-TERM DEBT.” The amounts of debt issuance costs that were reclassified as of January 28, 2017 and January 30, 2016 totaled $39 million and $28 million, respectively.
Principles of Consolidation
The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all intercompany balances and transactions.
Variable Interest Entities
FASB Accounting Standards Codification (“ASC”) Topic 810, “Consolidation” (“ASC 810”), requires the consolidation of entities that are controlled by a company through interests other than voting interests. We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a variable interest entity (“VIE”). The primary beneficiary will have a controlling financial interest in a VIE if it has (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. Based on our analysis, no VIEs were identified that required consolidation.
Use of Estimates
The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.
Cash and Cash Equivalents
We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. These investments primarily consist of money market funds. Cash equivalents are stated at cost, which approximates fair value. Book cash overdrafts are reclassified to Accounts payable.
Restricted Cash
Restricted cash represents collateral and other cash that is restricted from withdrawal. As of January 28, 2017, we had less than $1 million of restricted cash. As of January 30, 2016, we had no restricted cash.
Accounts and Other Receivables
Accounts and other receivables consist primarily of receivables from vendors and consumer credit card and debit card transactions.
Merchandise Inventories
We value our merchandise inventories at the lower of cost or net realizable value, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances from vendors, estimated inventory shortages and estimated losses from excess, obsolete and slow-moving inventory.
Property and Equipment, Net
We record property and equipment at cost. Property and leasehold improvements represent capital improvements made to our owned and leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.
We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, “Interest.” Capitalized interest amounts are immaterial.

Asset Retirement Obligations
We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, “Asset Retirement and Environmental Obligations,” which requires us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. As a result of certain leasehold improvements we have undertaken in our stores, we may be obligated to restore the retail space to its original configuration as per the terms of the lease. We recognize a liability for ARO, capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 28, 2017 and January 30, 2016, we had $3 million, respectively, recorded for ARO in Other non-current liabilities on the Consolidated Balance Sheets.
Debt Issuance Costs
We present debt issuance costs on the balance sheet as a direct deduction from the carrying amount of the respective debt liability, consistent with debt discounts. For line-of-credit arrangements, we classify these amounts as non-current Other assets. We defer all debt issuance costs and amortize into Interest expense over the term of the related debt facility. Unamortized amounts at January 28, 2017 and January 30, 2016 were $54 million and $45 million, respectively. Deferred financing fees amortized to Interest expense for fiscals 2016, 2015 and 2014 were $14 million, $10 million and $30 million, respectively, which is inclusive of accelerated amortization due to certain debt repayments and refinancings prior to maturity. Refer to Note 2 entitled “LONG-TERM DEBT” for further details. During fiscal 2015, there was a reversal of $21 million of unamortized deferred debt issuance costs as a result of an amendment to the advisory agreement which waived any previously incurred transaction fees payable to our Sponsors in connection with prior refinancings. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.

Insurance Risks
Our Parent self-insures a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. As we are the primary obligor and no legal right of offset exists, we reflect certain insurance claim liabilities self-insured by our Parent as third party liabilities on our Consolidated Balance Sheets. We record our share of these self-insurance costs, which are included in Selling, general and administrative expenses (“SG&A”) in the Consolidated Statements of Operations, totaling $49 million, $46 million and $60 million for fiscals 2016, 2015 and 2014, respectively.
Commitments and Contingencies
We, along with our Parent, are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 14 entitled “COMMITMENTS AND CONTINGENCIES.”
Leases
We lease store locations, distribution centers, equipment and land used in our operations. Our leased store locations consist of locations which have buildings that are owned by us and land which is controlled through a ground lease with third parties or related parties (“Ground Lease Locations”) and locations that are controlled through straight leases for land and buildings which we lease from third parties or related parties (“Straight Lease Locations”). We account for our leases under the provisions of ASC Topic 840, “Leases” (“ASC 840”), which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 28, 2017 and January 30, 2016, accumulated depreciation related to capital leases for property and equipment was $12 million and $24 million, respectively.
We record operating leases on a straight-line basis over the lease term, which includes renewal options only if those options are specified in the lease agreement and if failure to exercise the renewal option imposes a significant economic penalty on us. For Ground Lease Locations, we include renewal options in the lease term through the estimated useful life of the owned building located on the property as failure to renew a ground lease during the estimated useful life of the building would result in forgoing an economic benefit given our significant capital investment at the inception of the lease to construct a new building. For Straight Lease Locations, we do not include renewal options in the lease term as the failure to renew a straight lease does not typically result in a significant economic penalty for us, and therefore renewal cannot be reasonably assured at the inception of the lease. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.
Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.
Deferred Rent
We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities on the Consolidated Balance Sheets totaled $388 million and $384 million at January 28, 2017 and January 30, 2016, respectively, of which $6 million was included in Accrued expenses and other current liabilities at each date. Deferred rent liabilities include liabilities to affiliates of $201 million and $196 million as of January 28, 2017 and January 30, 2016, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.
Financial Instruments
We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our Canadian subsidiary. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”) and record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and resulting designation. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in the Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on the Consolidated Financial Statements:

•
For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives is recorded in Accumulated other comprehensive loss and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•
For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

•
For designated fair value hedges, the change in the fair value of the derivative as well as the offsetting change in the fair value of the hedged item attributable to the hedged risk are recorded in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 28, 2017 and January 30, 2016.
Revenue Recognition
We recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment of products purchased from our websites. We recognize the sale from layaway transactions when our customer satisfies all payment obligations and takes possession of the merchandise. Sales are recorded net of sales, use and value added taxes.
Other unaffiliated third-party revenues of $25 million, $29 million and $24 million for fiscals 2016, 2015 and 2014, respectively, are included in Total revenues. Other third-party revenues consist of warranty income, licensing revenue and non-core product related revenue.
We have license agreements primarily with unaffiliated third party operators located outside the United States. The agreements are largely structured with royalty income paid as a percentage of sales for the use of our trademarks, trade name and branding. Licensing revenue was $16 million for fiscal 2016, and $17 million for fiscals 2015 and 2014, respectively, which is included in other unaffiliated third-party revenues.
Reserve for Sales Returns
We establish reserves for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balance of our reserve for sales returns was $8 million and $9 million as of January 28, 2017 and January 30, 2016, respectively.
Cost of Sales and Selling, General & Administrative Expenses
The following table illustrates what is reflected in each expense category:

“Cost of sales”	“SG&A”
•        the cost of merchandise acquired from vendors;
•        freight in;
•        provision for excess and obsolete inventory;
•        shipping costs to customers;
•        provision for inventory shortages; and
•        credits and allowances from our merchandise vendors.

•        store payroll and related payroll benefits;
•        rent and other store operating expenses;
•        advertising and promotional expenses;
•        costs associated with operating our distribution
         network, including costs related to transporting
         merchandise from distribution centers to stores;
•        restructuring charges; and
•        other corporate-related expenses.

Credits and Allowances Received from Vendors
We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for product markdowns, cooperative advertising, promotions and volume related purchases. We generally treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605, “Revenue Recognition” (“ASC 605”) since such funds are not a reimbursement of specific, incremental, identifiable SG&A costs incurred by us in selling the vendors’ products.

Advertising Costs
Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $243 million, $240 million and $281 million in fiscals 2016, 2015 and 2014, respectively.
Pre-Opening Costs
The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.
Costs of Computer Software
We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $36 million, $37 million and $33 million for fiscals 2016, 2015 and 2014, respectively.

Other Income, Net
Other income, net includes the following:

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Credit card program income	$51	$48	$36
Gains on sales of assets	45	1	1
Gift card breakage income	33	27	25
Information technology and administrative support services income	26	29	23
Foreign currency transactions	7	(12)	(19)
Management service fees income	4	5	5
Impairment of long-lived assets	(1)	(2)	(7)
Other (1)	14	19	15
Total	$179	$115	$79

(1)	Includes advertising income from our websites, layaway income and other miscellaneous income and expense charges.
Credit Card Program
We operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender Synchrony Financial (formerly GE Retail Bank) to offer co-branded and private label credit cards to our customers. The credit lender provides financing for our customers to purchase merchandise at our stores for all cardholders and other businesses for co-branded cardholders. We received an up-front incentive payment in fiscal 2012 for entering into the seven year Agreement with Synchrony Financial, which was deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. We also receive profit sharing revenue based on a percentage of outstanding customer credit card indebtedness. Bounty fees, royalties and profit sharing revenue are recognized when earned and realizable. In fiscals 2016 and 2015, we received $9 million and $8 million, respectively, in profit sharing revenue after reaching the contractual milestone. We did not earn any profit sharing revenue in fiscal 2014. During fiscals 2016, 2015 and 2014, we recognized credit card program income of $51 million, $48 million and $36 million, respectively.
Net Gains on Sales of Assets
During fiscal 2016, we sold the intellectual property rights to the FAO Schwarz brand resulting in a gain of $45 million. We also sold properties and certain assets resulting in net gains of less than $1 million. Net gains on sales of assets were $1 million for fiscals 2015 and 2014, respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further details of property sales.

Gift Card Breakage
We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Total revenues, whereas income related to gift card breakage is recorded in Other income, net in the Consolidated Financial Statements. We recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards. We recognized $33 million, $27 million and $25 million of gift card breakage income in fiscals 2016, 2015 and 2014, respectively.
Information Technology and Administrative Support Services Agreement (“ITASSA”)
We provide information technology services, store operations services, internal audit services and financial services to a number of our international affiliates under the ITASSA. During fiscals 2016, 2015 and 2014, we charged our affiliates $26 million, $29 million and $23 million for these services, respectively. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further information.
Management Service Fees Income
We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (the “DSA”). The amounts charged are allocated based on a formula for each affiliate and are recorded in Other income, net. The amounts we charged to Parent and other affiliates for these services were $4 million in fiscal 2016 and $5 million in fiscals 2015 and 2014, respectively. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further information.
Impairment of Long-Lived Assets and Costs Associated with Exit Activities
We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” Events or circumstances that might warrant an impairment review include, among other things, material declines in operational performance, significant adverse market conditions and significant changes or planned changes in our use of assets, including store relocation, store closure and property sales. If the carrying value of a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.
During fiscals 2016, 2015 and 2014, we recorded total impairment losses of $1 million, $2 million and $7 million, respectively. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and property sales.
For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations.”
Foreign Currency Transactions
Unrealized and realized gains and losses resulting from foreign currency transactions related to operations are included in Other income, net. In fiscal 2016, we recorded foreign currency gains of $7 million, which included an unrealized gain on foreign exchange of $7 million related to the re-measurement of the tranche of loans in an aggregate principal amount of $280 million due fiscal 2019 (the “Tranche A-1 Loan”) attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (“Toys-Canada”), a wholly-owned subsidiary. For fiscals 2015 and 2014, we recorded foreign currency losses of $12 million and $19 million, respectively, which included unrealized losses on foreign exchange of $11 million and $15 million related to the Tranche A-1 Loan. Refer to Note 2 entitled “LONG-TERM DEBT” for further details regarding the Tranche A-1 Loan.
Foreign Currency Translation - Foreign Subsidiaries
The functional currency of our Canadian subsidiary is the Canadian dollar. Canadian assets and liabilities are translated into U.S. Dollars (“USD”) using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive loss within the Consolidated Statements of Stockholder’s Deficit.
Foreign Currency Transactions - Short-Term Intercompany Loans
Foreign currency transactions related to short-term, cross-currency intercompany loans resulted in gains of $2 million for fiscal 2016. We did not have any short-term, cross-currency intercompany loans in fiscals 2015 or 2014, respectively. Such amounts were included in Interest expense. We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges and are recorded on the Consolidated Balance Sheets at fair value with a gain or loss recorded in the Consolidated Statements of Operations in Interest expense. For fiscal 2016, we recorded losses of $2 million. For fiscals 2015 and 2014, we did not record any gains or losses. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes
We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.
We join with Parent in filing a U.S. Federal income tax return and consolidated or unitary state income tax returns. Income taxes paid by us to Parent are based on certain tax-sharing agreements that we have executed with Parent regarding these consolidated tax filings. The tax expenses recorded in these Consolidated Financial Statements are computed as if we were a separate tax-paying entity for domestic and foreign purposes. To the extent that our taxes paid or payable to Parent, pursuant to our tax-sharing arrangement, differ from our calculated tax provision, the difference is treated as a dividend to or contribution from Parent and reflected in Total stockholder’s (deficit) equity.
Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Valuation allowances are established when, in management’s judgment, it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards and tax planning strategies.
At any one time, our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies. We report tax-related interest and penalties as a component of Income tax expense.
At January 28, 2017 and January 30, 2016, we reported unrecognized tax benefits in Other non-current liabilities on the Consolidated Balance Sheets. Refer to Note 10 entitled “INCOME TAXES” for further information.
Stock-Based Compensation
Under the provisions of FASB ASC Topic 718, “Compensation - Stock Compensation” (“ASC 718”), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. Refer to Note 7 entitled “STOCK-BASED COMPENSATION” for further information.

Subsequent Events
We have performed an evaluation of subsequent events through April 12, 2017, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related notes.

NOTE 2 - LONG-TERM DEBT
A summary of the Company’s consolidated Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 28, 2017 and January 30, 2016, is outlined in the table below:

(In millions)	January 28, 2017	January 30, 2016 (1)
8.500% senior secured notes, due fiscal 2017 (2)(3)	—	715
Incremental secured term loan facility, due fiscal 2018 (LIBOR+3.75%)	125	129
Second incremental secured term loan facility, due fiscal 2018 (LIBOR+3.75%)	62	64
$1.85 billion secured revolving credit facility, expires fiscal 2019	465	80
Tranche A-1 loan facility, due fiscal 2019 (LIBOR+7.25%)	272	269
Propco II Mortgage Loan, due fiscal 2019 (LIBOR+4.88%) (2)(3)	489	—
Giraffe Junior Mezzanine Loan, due fiscal 2019 (12.50%) (3)(4)	78	—
Secured term B-4 loan facility, due fiscal 2020 (LIBOR+8.75%)	982	987
8.750% debentures, due fiscal 2021 (5)	22	22
Finance obligations associated with capital projects	167	167
Capital lease and other obligations	9	17
	2,671	2,450
Less: current portion	72	25
Total Long-term debt (6)	$2,599	$2,425

(1)
In accordance with the retrospective adoption of ASU 2015-03 and ASU 2015-15, we have revised the presentation of the carrying amounts of individual debt liabilities as of January 30, 2016.  For further details, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

(2)
Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”). TRU Propco II is a single-purpose entity and is a separate entity from the Company. The assets and credit of TRU Propco II and its direct parent Giraffe Junior Holdings, LLC (“Giraffe Junior”) are not available to satisfy the debts or other obligations of the Company or any affiliate.

(3)
On November 3, 2016, we completed $512 million of CMBS financing and $88 million of mezzanine financing. The proceeds and a $51 million rent prepayment from the Company to TRU Propco II in conjunction with an amendment to the master lease agreement, along with cash on hand were used to redeem the aggregate principal amount of $725 million of 8.500% senior secured notes due 2017 of TRU Propco II (the “Propco II Notes”). TRU Propco II entered into a mortgage loan agreement (the “Mortgage Loan Agreement”), providing for a floating-rate loan (the “Propco II Mortgage Loan”) in the initial principal amount of $512 million. Additionally, Giraffe Junior, our indirect wholly-owned subsidiary that owns 100% of the equity interest in TRU Propco II, entered into a mezzanine loan agreement (the “Mezzanine Loan Agreement”) providing for a fixed-rate loan (the “Giraffe Junior Mezzanine Loan”) in the initial principal amount of $88 million.

(4)	Represents obligations of Giraffe Junior.

(5)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(6)
We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.

As of January 28, 2017, we had total indebtedness of $2,671 million, of which $2,473 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us, and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

As of January 28, 2017, we did not have any net assets that were subject to such restrictions. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of January 28, 2017, we have funds available to finance our operations under our $1,850 million secured revolving credit facility (“ABL Facility”) through March 2019, subject to an earlier springing maturity.
The annual maturities of our Long-term debt, including current portion, at January 28, 2017 are as follows:

(In millions)	Annual Maturities (at face value)
2017	$72
2018	226
2019	796
2020	976
2021	512
2022 and subsequent	150
Total	$2,732
$1.85 billion secured revolving credit facility, expires fiscal 2019 ($465 million at January 28, 2017)
On March 21, 2014, we and certain of our subsidiaries amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended provides for $1,850 million of revolving commitments, and permits us to request an increase in commitments by up to $1,150 million, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders. The ABL Facility has a final maturity date of March 21, 2019, with a springing maturity date if our term loans due fiscal 2018 are not repaid 30 days prior to maturity. The ABL Facility as amended bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”) plus a margin of between 1.50% and 1.75% depending on usage (or, at the election of the borrower, a tiered floating interest rate based on the agent’s prime rate plus a margin of between 0.50% and 0.75% depending on usage). A commitment fee is payable on the undrawn portion of the ABL Facility in an amount equal to 0.25% per annum of the average daily balance of unused commitments during each calendar quarter.
At January 28, 2017, under our ABL Facility, we had $465 million of outstanding borrowings, a total of $95 million of outstanding letters of credit and excess availability of $789 million. We are also subject to a minimum excess availability covenant of $125 million, with remaining availability of $664 million in excess of the covenant at January 28, 2017. We had deferred debt issuance costs of $13 million and $19 million for this credit facility as of January 28, 2017 and January 30, 2016, respectively, which have been included in Other assets on our Consolidated Balance Sheets.
The ABL facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of its subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants that, among other things, restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, make investments, loans or advances, sell or transfer assets, pay dividends or distributions, repurchase capital stock or make other restricted payments, repay or prepay certain debt, engage in transactions with affiliates, amend material documents and change fiscal year. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires us to maintain excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period (or if certain specified defaults are continuing or if excess availability falls below $130 million at any time). Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain Canadian real estate less any applicable availability reserves, and generally peaks in the third quarter of our fiscal year.
On October 24, 2014, we and certain of our subsidiaries amended the credit agreement for the ABL Facility and the Intercreditor Agreement (as defined below) in connection with the issuance of the $1,026 million secured term B-4 loan due fiscal 2020 (“Secured Term B-4 Loan”) and $280 million tranche A-1 loan due fiscal 2019 (“Tranche A-1 Loan”). Refer to the Tranche A-1 loan facility below for further details on the amendment to the credit agreement for the ABL Facility. The Intercreditor amendment amended the Amended and Restated Intercreditor Agreement, dated as of August 24, 2010 (the “Intercreditor Agreement”), to provide for, among other things, modifications to the priority among the lenders under the Secured Term B-4 Loan and the Tranche A-1 Loan with respect to the Canadian Pledge Collateral (as defined in the Intercreditor Agreement).
Tranche A-1 loan facility, due fiscal 2019 ($272 million at January 28, 2017)
On October 24, 2014, we and certain of our subsidiaries amended the credit agreement for the ABL Facility to provide for, among other things, the Tranche A-1 Loan in an aggregate principal amount of $280 million. Toys-Canada borrowed $125 million principal amount of the Tranche A-1 Loan, which is subject to foreign exchange re-measurement. The Tranche A-1 Loan was issued at a discount of $8 million, which resulted in the receipt of gross proceeds of $272 million. Deferred debt issuance costs for this loan were $2 million as of January 28, 2017 and January 30, 2016, respectively, and have been included as a deduction from the carrying amounts of Long-term debt on our Consolidated Balance Sheets.
The Tranche A-1 Loan will mature on October 24, 2019, subject to a springing maturity in 2018 if the remaining Incremental secured term loan and Second incremental secured term loan have not been refinanced, extended or otherwise replaced or repaid prior to such time. The Tranche A-1 Loan bears interest equal to, at the option of the Company or Toys-Canada, as applicable, (i) LIBOR plus a margin of 7.25% per annum (subject to a LIBOR floor of 1.00%) or (ii) the Prime Rate (defined as the highest of (x) the rate of interest in effect for such day as publicly announced from time to time by the ABL Agent as its “prime rate”, (y) the Federal Funds Rate plus 0.50%, and (z) one-month LIBOR plus 1.00%), plus a margin of 6.25% per annum. The Tranche A-1 Loan currently bears interest equal to LIBOR plus a margin of 7.25% per annum (subject to a LIBOR floor of 1.00%).
The Tranche A-1 Loan is guaranteed by our subsidiaries (other than certain excluded subsidiaries) that guarantee the existing loans and commitments under the credit agreement for the ABL Facility. The Tranche A-1 Loan is secured by the same collateral that secures the existing loans and commitments under the credit agreement for the ABL Facility.
The Tranche A-1 Loan is subject to a borrowing base consisting of specified percentages of eligible inventory, eligible credit card receivables and certain Canadian real estate which does not reduce the availability under the borrowing base for the ABL Facility (provided that the Tranche A-1 Loan borrowing base includes (i) $125 million of the required availability amount for the ABL Facility and (ii) an availability reserve with respect to the borrowing base for the ABL Facility if the amount of outstanding Tranche A-1 Loan otherwise exceeds the borrowing base with respect to the Tranche A-1 Loan).
Propco II Mortgage Loan and Giraffe Junior Mezzanine Loan
Propco II Mortgage Loan, due fiscal 2019 ($489 million at January 28, 2017)
Giraffe Junior Mezzanine Loan, due fiscal 2019 ($78 million at January 28, 2017)
On November 3, 2016, we completed $512 million of CMBS financing and $88 million of mezzanine financing. The proceeds along with a $51 million rent prepayment from the Company to TRU Propco II in conjunction with an amendment to the master lease agreement, and with cash on hand were used to redeem the aggregate principal amount of $725 million of Propco II Notes. As a result of the refinancing, we expensed $6 million, composed of the write-off of unamortized deferred debt issuance costs and original issue discount related to the extinguishment of the Propco II Notes. TRU Propco II entered into the Mortgage Loan Agreement, providing for the Propco II Mortgage Loan in the initial principal amount of $512 million. The Propco II Mortgage Loan has a three-year initial term expiring on November 9, 2019, and may be extended for two one-year terms at the option of TRU Propco II, subject to certain conditions, including meeting certain ratios at the time of the extension and, in the case of the second extension option, payment of an extension fee. If the Giraffe Junior Mezzanine Loan described below is outstanding, TRU Propco II may only exercise the extension options on the Propco II Mortgage Loan if the term of the Giraffe Junior Mezzanine Loan is also extended. We paid fees of $23 million, of which $22 million are capitalized as deferred debt issuance costs and included as a deduction from the carrying amounts of Long-term debt and amortized over the term of the agreement.
The Propco II Mortgage Loan has been divided into six separate components, designated as “Loan Component A” through “Loan Component F,” having payment priority in the order of their alphabetical designation, such that amortization payments, voluntary prepayments and other payments of principal will first be applied to the outstanding principal amount of Loan Component A before being applied to the other loan components. TRU Propco II will pay interest on each loan component monthly at a per annum rate equal to the sum of the spread applicable to such loan component, plus one-month LIBOR (subject to a 0% LIBOR floor). The initial weighted average spread of the loan components as of November 3, 2016, was approximately 4.88% assuming no principal prepayments or other reduction of the principal balances.
TRU Propco II is also required to make monthly repayments according to the amortization schedule in the Mortgage Loan Agreement in amounts between $6 million and $7 million per year. The Propco II Mortgage Loan may be prepaid at any time, subject during the first eighteen months of the term to a yield maintenance premium if the aggregate principal balance of the Propco II Mortgage Loan that has been prepaid exceeds a threshold amount. Any voluntary prepayment must be accompanied by a simultaneous and pro-rata prepayment of the Giraffe Junior Mezzanine Loan.
TRU Propco II owns fee and ground leasehold interests in properties in various retail markets throughout the United States (the “Propco II Properties”). Under an operating company/property company structure, TRU Propco II leases these properties on a triple-net basis to us. Substantially all of TRU Propco II’s revenues and cash flows are derived from payments from us under the amended and restated master lease agreement between TRU Propco II as landlord and us as tenant (the “TRU Propco II Master Lease”). The current annual rent of $67 million under the TRU Propco II Master Lease will increase by 10% every five years during its revised 15-year term which commenced on November 3, 2016 and will expire on November 2, 2031. Propco II has the option to extend the TRU Propco II Master Lease for five additional 5-year terms, each subject to rent increases. The Propco II Mortgage Loan is secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the TRU Propco II Master Lease. Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Propco II Mortgage Loan.
The Mortgage Loan Agreement requires TRU Propco II to enter into, and maintain in effect, an interest rate cap agreement through the initial term of the Propco II Mortgage Loan and any extension. TRU Propco II has entered into an interest rate cap agreement with an initial notional amount of $512 million, capping LIBOR at 2.50%. For additional information on the interest rate cap, refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES.”
The Mortgage Loan Agreement contains representations, warranties, covenants and events of default customary for mortgage loans funded in connection with a CMBS financing.
Substantially concurrent with the closing of the Propco II Mortgage Loan, the Propco II Mortgage Loan was assigned to TRU Trust 2016-TOYS (the “Trust”), which is currently the sole lender of record. The Trust is a New York common law trust, which issued the commercial mortgage pass-through certificates sold to investors under the CMBS facility (the “Certificates”). The Trust is not an affiliate of our Parent or any of its affiliates. The Certificates, which represent beneficial interests in the Trust, are not securities issued by, or obligations of, our Parent or any of its affiliates.
Additionally, as noted above, on November 3, 2016, Giraffe Junior, an indirect wholly-owned subsidiary of our Parent that owns 100% of the equity interest in TRU Propco II, entered into the Mezzanine Loan Agreement providing for the Giraffe Junior Mezzanine Loan in the initial principal amount of $88 million, which was issued at a discount of $4 million. The Giraffe Junior Mezzanine Loan has a three-year initial term expiring on November 9, 2019, and may be extended for two one-year terms at the option of Giraffe Junior, subject to certain conditions substantially similar to the conditions to extending the Propco II Mortgage Loan under the Mortgage Loan Agreement. If the Propco II Mortgage Loan is outstanding, Giraffe Junior may only exercise the extension options if the Propco II Mortgage Loan is also extended. We paid fees of $3 million which are capitalized as deferred debt issuance cost, included as a deduction from the carrying amounts of Long-term debt and amortized over the term of the agreement.
The Giraffe Junior Mezzanine Loan accrues interest at a fixed rate of 12.50% per annum. The Giraffe Junior Mezzanine Loan is secured by a first priority pledge of all of Giraffe Junior’s ownership interests in TRU Propco II, together with certain accounts and other related collateral of Giraffe Junior, pursuant to a pledge and security agreement.
The Giraffe Junior Mezzanine Loan may be voluntarily prepaid at any time, subject during the first eighteen months of the term to a yield maintenance premium if the aggregate principal balance of the Giraffe Junior Mezzanine Loan that has been prepaid exceeds a threshold amount. Any voluntary prepayment must be accompanied by a simultaneous and pro-rata prepayment of the TRU Propco II Mortgage Loan. The Mezzanine Loan Agreement requires Propco II to make mandatory principal repayments of (i) available excess cash, (ii) escrow refunds and (iii) from excess release proceeds, each as defined in the Mezzanine Loan Agreement, following payment of monthly debt service and required reserves under the Propco II Mortgage Loan and Giraffe Junior Mezzanine Loan. As such, $23 million has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 28, 2017.
The Mezzanine Loan Agreement contains representations, warranties, covenants and events of default customary for mezzanine loans of its type.
Our Parent has guaranteed the payment and performance of liabilities of Giraffe Junior under the Mezzanine Loan Agreement and of TRU Propco II under the Mortgage Loan Agreement for damages resulting from certain breaches or actions, including, but not limited to, certain intentional abuses or destruction of the Propco II Properties, fraud, intentional misrepresentation, willful misconduct, misappropriation or intentional misapplication of funds, the failure of TRU Propco II to remain a single-purpose entity and certain other violations of the Mortgage Loan Agreement and related loan documents. The terms of the guaranty for the Giraffe Junior Mezzanine Loan are substantially similar to the terms of the guaranty for the TRU Propco II Mortgage Loan. In addition, our Parent, TRU Propco II and Giraffe Junior have indemnified the lenders under the Mortgage Loan and Mezzanine Loan Agreements and certain other indemnified parties from and against certain environmental losses, liabilities and remediation and other costs with respect to the Propco II Properties.
Secured Term Loan Credit Agreement
Incremental secured term loan, due fiscal 2018 ($125 million at January 28, 2017)
Second incremental secured term loan, due fiscal 2018 ($62 million at January 28, 2017)
Secured term B-4 loan facility, due fiscal 2020 ($982 million at January 28, 2017)
On October 24, 2014, we amended the credit agreement for our secured term loan facilities (“Secured Term Loan Credit Agreement”) to provide for, among other things, the Secured Term B-4 Loan tranche in an aggregate principal amount of $1,026 million. The Secured Term B-4 Loan was issued at a discount of $19 million.  KKR did not own any of the Secured Term B-4 Loan as of January 28, 2017. KKR owned an aggregate of $2 million of the Secured B-4 Loan as of January 30, 2016. Deferred debt issuance costs for this loan were $13 million and $16 million as of January 28, 2017 and January 30, 2016, respectively, and have been included as a deduction from the carrying amounts of Long-term debt on our Consolidated Balance Sheets.
The Secured Term B-4 Loan and the Tranche A-1 Loan, together with other sources and funds available to us, were used to (i) refinance in full the Secured term loan facility due fiscal 2016, (ii) extend $380 million of the term loans due fiscal 2018 under the Incremental secured term loan facility and the Second incremental secured term loan facility into the Secured Term B-4 Loan and (iii) redeem all of the 7.375% senior secured notes due fiscal 2018 (“Toys-Delaware Secured Notes”) at a redemption price of 101.844% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.  As a result of the refinancing, we expensed $35 million in fiscal 2014, composed of the write-off of unamortized deferred debt issuance costs and original issue discount related to the extinguishment of the Secured term loan facility, and a portion of the Incremental secured term loan facility and the Second incremental secured term loan facility and the Toys-Delaware Secured Notes, as well as a redemption premium of $6 million on the Toys-Delaware Secured Notes.
The Secured Term B-4 Loan will mature on April 24, 2020 and currently bears interest equal to LIBOR plus a margin of 8.75% per annum (subject to a LIBOR floor of 1.00%).
The Secured Term B-4 Loan is required to be repaid in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount, with the balance payable on the final maturity date. As such, $10 million has been classified as Current portion of long-term debt on our Consolidated Balance Sheets as of January 28, 2017 and January 30, 2016. Voluntary prepayments and certain mandatory prepayments of the Secured Term B-4 Loan will be subject to a prepayment premium of (i) after the one and one-half year anniversary of the refinancing closing date, but prior to the two and one-half year anniversary of the refinancing closing date, 2.00% of the principal amount prepaid and (ii) after the two and one-half year anniversary of the refinancing closing date, but prior to the three and one-half year anniversary of the refinancing closing date, 1.00% of the principal amount prepaid.
On May 25, 2011, we and certain of our subsidiaries entered into a Joinder Agreement (the “Joinder Agreement”) to the Secured Term Loan Credit Agreement. The Joinder Agreement added a tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”). The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in proceeds of $396 million. On October 24, 2014, we refinanced $237 million of the Incremental Secured Term Loan outstanding in conjunction with the issuance of the Secured Term B-4 Loan described above.

The Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75%, which is subject to a step down of 0.25% based on total leverage.
KKR did not own any of the Incremental Secured Term Loan as of January 28, 2017. KKR owned an aggregate of $12 million of the Incremental Secured Term Loan as of January 30, 2016. Deferred debt issuance costs for this loan were less than $1 million and $1 million as of January 28, 2017 and January 30, 2016, respectively, and have been included as a deduction from the carrying amounts of Long-term debt on our Consolidated Balance Sheets.
Pursuant to the terms of the Joinder Agreement, we are required to make quarterly principal payments equal to 0.25% ($4 million per year) of the original principal amount of the Incremental Secured Term Loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheets as of January 28, 2017 and January 30, 2016.
On April 10, 2012, we and certain of our subsidiaries entered into a Second Joinder Agreement (the “Second Joinder Agreement”) to the Secured Term Loan Credit Agreement. The Second Joinder Agreement added a tranche of term loans in an aggregate principal amount of $225 million due fiscal 2018 (“Second Incremental Secured Term Loan”). The Second Incremental Secured Term Loan was issued at a discount of $5 million, which resulted in proceeds of $220 million. On October 24, 2014, we refinanced $143 million of the Second Incremental Secured Term Loan outstanding in conjunction with the issuance of the Secured Term B-4 Loan described above. The Second Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at LIBOR (with a floor of 1.50%) plus 3.75%, subject to a 0.25% step-down based on our total leverage ratio.
KKR did not own any of the Second Incremental Secured Term Loan as of January 28, 2017. KKR owned an aggregate of $2 million of the Second Incremental Secured Term Loan as of January 30, 2016. Deferred debt issuance costs for this loan were less than $1 million and $1 million as of January 28, 2017 and January 30, 2016, respectively, and have been included as a deduction from the carrying amounts of Long-term debt on our Consolidated Balance Sheets.
We are required to make quarterly principal payments equal to 0.25% ($2 million per year) of the original principal amount of the Second Incremental Secured Term Loan. As such, this amount has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 28, 2017.
The Secured Term Loan Credit Agreement contains customary covenants applicable to us and certain of our subsidiaries, including, among other things, covenants that restrict our ability and the ability of certain of our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. These covenants are subject to certain exceptions, including among other things to allow for certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test and the provision of a cumulative credit exception allowing for us and certain of our subsidiaries to make investments, pay dividends and make certain other restricted payments subject to us meeting a fixed charge coverage test. If an event of default under the Secured Term Loan Credit Agreement occurs and is continuing, the principal amount outstanding, together with all accrued and unpaid interest and other amounts owed may be declared by the lenders or become immediately due and payable. We may optionally prepay the outstanding principal balance of the loans at any time.
The Secured Term Loan Credit Agreement contains a     provision that requires us to repay a specified percentage of excess cash flow generated in the previous fiscal year, as defined in the agreement. No repayment was required during fiscals 2016 and 2015. We do not believe we will need to make a payment for fiscal 2016 excess cash flows in fiscal 2017.
Further, the loans under the Secured Term Loan Credit Agreement are secured by the trademarks and certain other intellectual property of Geoffrey, LLC, our wholly owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by us and certain of our subsidiaries. The Secured Term Loan Credit Agreement requires us to prepay outstanding term loans in connection with sales of certain assets, subject to exceptions and reinvestment rights, within specified times. As a result of the sale of the intellectual property rights to the FAO Schwarz brand in fiscal 2016, we are required to make a principal prepayment consisting of the sales proceeds less the amounts reinvested in similar business assets. As such, an additional $20 million has been classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 28, 2017. This amount may be further reduced by subsequent investments in 2017.
The loans under the Secured Term Loan Credit Agreement are guaranteed by certain of our subsidiaries. In addition, the Secured Term B-4 Loan is guaranteed by Wayne Real Estate Parent Company, LLC (the “Additional Guarantor”) pursuant to an unsecured guarantee (the “Unsecured Guarantee”) for the benefit of the lenders of the Secured Term B-4 Loan. The Additional Guarantor is a wholly-owned subsidiary of our Parent and is an indirect parent of Toys “R” Us Property Company I,

LLC (“TRU Propco I”) which, along with its wholly-owned subsidiaries, leases its properties to us pursuant to a master lease agreement. Additionally, we have agreed to provide, in the future, for the benefit of the lenders of the Secured Term B-4 Loan, a first priority security interest in certain specified real property, subject to certain exceptions.
The Unsecured Guarantee contains certain provisions triggering mandatory prepayments by us of the Secured Term B-4 Loan, including, among other things, in connection with the incurrence of certain additional indebtedness and the making of certain restricted payments, in each case, by the Additional Guarantor and its subsidiaries, subject to certain exceptions, including exceptions for indebtedness and restricted payments permitted under the current Propco I Term Loan Facility. The Unsecured Guarantee also contains certain covenants applicable to the Additional Guarantor and its subsidiaries, including, among other things, limitations on the sale or disposition of assets and the conduct of business, subject to certain exceptions. In addition, if the Additional Guarantor fails to comply with certain covenants in the Unsecured Guarantee, additional interest of 2.00% per annum with respect to the aggregate outstanding principal amount of Secured Term B-4 Loan will be payable by us.
8.750% debentures, due fiscal 2021 ($22 million at January 28, 2017)
On August 29, 1991, we and our Parent issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On December 1, 2006, we consummated a cash tender offer and purchased $178 million or 89% of the outstanding Debentures. Deferred debt issuance costs for these Debentures were nominal as of January 28, 2017 and January 30, 2016, respectively.

NOTE 3 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. As of January 28, 2017, we had one interest rate cap which is designated as a cash flow hedge in accordance with ASC 815.
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for fiscals 2016, 2015 and 2014, respectively. Reclassifications from Accumulated other comprehensive loss to Interest expense primarily relate to realized Interest expense on interest rate caps. We expect to reclassify a nominal net loss in fiscal 2017 to Interest expense from Accumulated other comprehensive loss.
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the change in the fair value of the derivative and the underlying hedged item separately. During fiscals 2016 and 2015, we held no interest rate contracts which were designated for fair value hedging. During fiscal 2014, the $350 million notional amount interest rate swap that we designated as a fair value hedge failed to meet the effectiveness assessment thresholds required to qualify for hedge accounting. In conjunction with the de-designation of the fair value hedge, we no longer adjusted the hedged debt for changes in fair value attributable to changes in the benchmark interest rate. We extinguished the previously hedged debt and recognized a $4 million gain in Interest expense. The associated interest rate swap which was originally scheduled to expire in September 2016, was terminated on November 26, 2014. As a result, we received cash proceeds of $10 million, which included $1 million of accrued interest receivable.

 The following table presents our outstanding interest rate contracts as of January 28, 2017:

			January 28, 2017
(In millions)	Effective Date	Maturity Date	Notional Amount
Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap (1)(2)	November 2016	November 2019	$511

(1)	This derivative was designated for hedge accounting.

(2)
On October 31, 2016, in connection with the Propco II Mortgage Loan, TRU Propco II entered into an interest rate cap agreement maturing on November 15, 2019, capping LIBOR at 2.50%, with an initial notional amount of $512 million which amortizes in conjunction with the principal of the Propco II Mortgage Loan.

Foreign Exchange Contracts
We enter into foreign currency forward contracts to economically hedge the USD merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our affiliates. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. As of January 28, 2017, derivative liabilities related to agreements that contain credit-risk related contingent features had fair values of less than $1 million. As of January 30, 2016, there were no foreign exchange derivative liabilities related to agreements that contain credit-risk related contingent features. We were not required to post collateral for any of these derivative contracts.
The following table presents our outstanding foreign exchange contracts as of January 28, 2017 and January 30, 2016:

			January 28, 2017	January 30, 2016
(In millions)	Effective Date	Maturity Date	Notional Amount	Notional Amount
Foreign-Exchange Forwards
Intercompany loans	Varies	Varies	$53	$—
Merchandise purchases	Varies	Varies	$77	$13
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive loss on our Consolidated Statements of Stockholder’s Deficit for the fiscal years ended January 28, 2017, January 30, 2016 and January 31, 2015:

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Derivatives designated as cash flow hedges:
Beginning balance	$1	$1	$(1)
Change in fair value recognized in Accumulated other comprehensive loss - Interest Rate Contracts	1	—	—
Reclassifications from Accumulated other comprehensive loss- Interest Rate Contracts	—	—	2
Ending balance	$2	$1	$1

The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended January 28, 2017, January 30, 2016 and January 31, 2015:

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$—	$—	$(2)
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	(2)	—	—
(Loss) gain on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	(3)	5	1
	(5)	5	(1)
Derivatives designated as cash flow hedges:
Amortization of hedged Interest Rate Contracts	—	—	(2)
	—	—	(2)
Derivative designated as a fair value hedge:
Loss on the change in fair value - Interest Rate Contract	—	—	(2)
Gain recognized in Interest expense on hedged item	—	—	2
	—	—	—
Total Interest expense	$(5)	$5	$(3)

(1)
Losses related to our short-term intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans. For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

 The following table contains the notional amounts and related fair values of our derivatives included within our Consolidated Balance Sheets as of January 28, 2017 and January 30, 2016:

	January 28, 2017		January 30, 2016
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$511	$1	$—	$—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	98	1	13	1
Accrued expenses and other current liabilities	32	—	—	—
Total derivative contracts outstanding:
Prepaid expenses and other current assets	98	1	13	1
Other assets	511	1	—	—
Total derivative assets (1)	$609	$2	$13	$1

Accrued expenses and other current liabilities	32	$—	$—	$—
Total derivative liabilities (1)	$32	$—	$—	$—

(1)	Refer to Note 4 entitled “FAIR VALUE MEASUREMENTS” for the classification of our derivative instruments within the fair value hierarchy.

NOTE 4 - FAIR VALUE MEASUREMENTS
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. We measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.
The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over the LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these derivatives. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.
The tables below present our assets and liabilities measured at fair value on a recurring basis as of January 28, 2017 and January 30, 2016, aggregated by level in the fair value hierarchy within which those measurements fall.
Fiscal 2016

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 28, 2017
Assets
Derivative financial instruments:
Interest rate contracts	$—	$1	$—	$1
Foreign exchange contracts	—	1	—	1
Total assets	$—	$2	$—	$2

Fiscal 2015

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 30, 2016
Assets
Derivative financial instruments:
Foreign exchange contracts	$—	$1	$—	$1
Total assets	$—	$1	$—	$1
For the fiscal years ended January 28, 2017 and January 30, 2016, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment of long-lived assets is included in Other income, net on our Consolidated Statements of Operations.
The fair value measurements related to long-lived assets held and used classified as Level 3 were determined using a discounted cash flow valuation method or a relative, market-based approach based on purchase offers or appraisals we have received from third parties. The inputs we use to calculate discounted cash flows include the projected cash flows for the asset group (generally by store location) and, when significant, a risk-adjusted rate of return we estimate would be used by a market participant in valuing the assets. The projected cash flows are based on the Company’s sales, gross margin and expense forecasts for each asset group, taking into consideration historical cash flows, as well as anticipated costs and/or proceeds from disposal. For our market-based valuations, we use purchase offers we receive from third parties, predominantly for our properties, which are classified as Level 3 because they are not received in an organized market or observable to market participants. Alternatively, when management commits to sell properties and no third party offers exist, we use asset appraisals conducted by external specialists with experience in real estate valuations. These require a significant amount of judgment regarding appropriate comparable properties and their assessment of current market conditions.
There have been no changes in valuation technique or related inputs for long-lived assets for the fiscal years ended January 28, 2017 and January 30, 2016. The table below presents our long-lived assets evaluated for impairment and measured at fair value on a nonrecurring basis for the fiscal years ended January 28, 2017 and January 30, 2016, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at January 28, 2017 and January 30, 2016. As of January 28, 2017 and January 30, 2016, we did not have any long-lived assets classified as Level 1 or 2 within the fair value hierarchy, respectively.
Fiscal 2016

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses (1)
Long-lived assets held and used	$1	$—	$1
Total	$1	$—	$1
Fiscal 2015

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses (1)
Long-lived assets held and used	$3	$1	$2
Total	$3	$1	$2

(1)	Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Other Financial Instruments
The fair values of our Long-term debt including current portion are estimated using quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. The fair values of debt instruments classified as Level 1 are based on quoted prices in reasonably active markets and Level 2 instruments are valued using market prices we obtain from external third parties. Debt instruments classified as Level 3 are not publicly traded, and therefore we are unable to obtain quoted market prices, and are generally valued using estimated spreads, a present value calculation or a cash flow analysis, as appropriate. There have been no significant changes in valuation technique or related inputs for Long-term debt for the fiscal years ended January 28, 2017 and January 30, 2016. The table below presents the carrying values and fair values of our Long-term debt including current portion as of January 28, 2017 and January 30, 2016, aggregated by level in the fair value hierarchy within which those measurements fall.

	Long-term Debt
(In millions)	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
January 28, 2017	$2,671	$2,542	$—	$1,309	$1,233
January 30, 2016	2,450	2,141	667	1,210	264
Other financial instruments that are not measured at fair value on our Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these assets and liabilities, their carrying amounts approximate fair value.

NOTE 5 - PROPERTY AND EQUIPMENT
The following detail of property and equipment includes estimated useful lives which are generally used to depreciate the assets on a straight-line basis:

($ In millions)	Useful life (in years)	January 28, 2017	January 30, 2016
Land		$249	$247
Buildings	45-50	867	865
Furniture and equipment	3-20	810	875
Property and leasehold improvements	5-25	1,341	1,404
Costs of computer software	5	201	213
Construction in progress		89	63
Leased equipment under capital lease	3-5	15	30
		3,572	3,697
Less: accumulated depreciation and amortization		1,905	1,995
Total		$1,667	$1,702
Net gains on sales of properties
During fiscals 2016, 2015 and 2014 we sold certain properties and assets for cash proceeds of $1 million, $1 million and $3 million resulting in net gains of less than $1 million, $1 million and $1 million, respectively, which were recorded in Other income, net on our Consolidated Statements of Operations. Fiscal 2016 cash proceeds and net gains exclude the sale of intellectual property. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

NOTE 6 - ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
A summary of our Accounts payable, Accrued expenses and other current liabilities as of January 28, 2017 and January 30, 2016 is outlined in the table below:

(In millions)	January 28, 2017	January 30, 2016
Merchandise accounts payable (1)	$978	$950
Non-merchandise accounts payable (2)	160	185
Accounts payable	$1,138	$1,135
Gift card liability	$211	$201
Accrued property taxes	33	34
Accrued interest	27	31
Sales and use tax and value added tax payable	23	25
Accrued payroll	23	23
Accrued vacation	20	20
Accrued bonus	8	66
Other (3)	245	255
Accrued expenses and other current liabilities	$590	$655

(1)	Includes $32 million and $44 million of book overdraft cash as of January 28, 2017 and January 30, 2016, respectively.

(2)	Includes $53 million and $90 million of book overdraft cash as of January 28, 2017 and January 30, 2016, respectively.

(3)	Includes, among other items, accrued insurance, accrued freight and other accruals. No individual amount included exceeds 5% of Total current liabilities.

NOTE 7 - STOCK-BASED COMPENSATION
2010 Incentive Plan
In fiscal 2010, our Parent and its subsidiaries adopted the Toys “R” Us, Inc. 2010 Incentive Plan (the “2010 Incentive Plan”). The 2010 Incentive Plan provides that the total number of shares of our Parent’s common stock that may be issued is 3,750,000 and the maximum number of such shares of common stock for which incentive stock options may be granted is 500,000. The 2010 Incentive Plan was amended in order to eliminate the prohibition on repricing stock options and stock appreciation rights without the prior approval of the stockholders of our Parent. In connection with Amendment No. 2, the number of shares available for issuance under the 2010 Incentive Plan were increased by the number of shares available for issuance under the Toys “R” Us, Inc. 2005 Management Equity Plan as of July 17, 2014 and any shares that after July 17, 2014 would have otherwise been available for issuance thereunder. Our Parent’s Board of Directors has discretion over the amount of shares available for future issuances of stock awards.
On May 31, 2015, our Parent’s Board of Directors adopted amendments to the 2010 Incentive Plan and Amended and Restated Certificate of Incorporation, which were adopted by our Parent’s stockholders on June 1, 2015. Amendment No. 3 to the 2010 Incentive Plan increased the number of shares available thereunder by 3,000,000 shares and Amendment No. 1 to the Amended and Restated Certificate of Incorporation increased the number of authorized shares of Common Stock by 5,000,000 shares.
On March 9, 2016, our Parent’s Board of Directors adopted amendments to the 2010 Incentive Plan and the Amended and Restated Certificate of Incorporation, as amended, which were adopted by our Parent’s stockholders on March 22, 2016. The amendment to the 2010 Incentive Plan increased the number of shares of our Parent’s common stock available thereunder by 1,000,000 shares and the amendment to the Amended and Restated Certificate of Incorporation increased the number of authorized shares of our Parent’s common stock by 5,000,000 shares.
All outstanding options issued under the 2010 Incentive Plan are scheduled to expire on dates ranging from August 6, 2017 to January 8, 2027. We expect to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.
Stock options
In fiscals 2016, 2015, and 2014, our Parent granted options under the 2010 Incentive Plan. The options were granted at an exercise price equal to grant date fair market value. Options granted in fiscal 2016 follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting in equal annual installments over the subsequent two years. Options granted in fiscals 2015 and 2014, except for the options granted under the 2015 RSU to Option Exchange and the 2014 Option Exchange described below, generally follow a graded vesting schedule of four equal annual installments commencing on the first anniversary of the awards. These awards are subject to the participants continued employment with us and will vest automatically upon a change of control of our Parent.
Options generally expire ten years from the date of the grant, however, the options issued in connection with the 2014 Option Exchange will expire the later of five years after the final vesting date of the newly granted options or the original expiration date of the respective options they replaced.
Restricted stock
In September 2014, our Parent accelerated the vesting of certain restricted share units and restricted share awards issued under the 2010 Incentive Plan. This acceleration provided that these unvested restricted shares for eligible participants became immediately vested as of September 8, 2014. We accounted for the modification of these awards in accordance with ASC 718. Management concluded that the acceleration resulted in incremental compensation costs of $1 million in fiscal 2014, which were included in SG&A.
Certain of the awards had historically provided holders with rights to put shares to our Parent in certain circumstances. Our Parent has no plans to open a transaction window for participants to put the shares to our Parent in the foreseeable future, and therefore, the put right for these awards has effectively been eliminated. In fiscal 2014, in accordance with ASC 718 and ASC 480, the shares were reclassified from temporary equity by our Parent to permanent equity as redemption of these equity awards was no longer considered probable or redeemable at the option of the holder.
Award Exchanges
In September 2014, certain participants were offered an opportunity to exchange their outstanding stock options that were granted prior to fiscal 2014 (“2014 Old Options”) under the Toys “R” Us, Inc. 2005 Management Equity Plan or the 2010 Incentive Plan for new stock options granted under the 2010 Incentive Plan (“2014 New Options”) on a one-for-one basis (the “2014 Option Exchange”). On October 10, 2014, our Parent closed its offer with a total of 833,395 2014 Old Options canceled and an equal amount of 2014 New Options issued under the 2010 Incentive Plan. The 2014 New Options have an exercise price of $8.00 and vest as follows: (i) 2014 New Options granted in exchange for 2014 Old Options originally granted during the period commencing on January 1, 2005 and ending on December 31, 2012 vest 50% on the award exchange date and 25% on each of the first and second anniversaries of the award exchange date and (ii) 2014 New Options granted in exchange for 2014 Old Options originally granted in fiscal 2013 vest in equal annual installments over the subsequent four years from the award exchange date. We accounted for the modification in accordance with ASC 718. Management concluded that the modification resulted in incremental compensation costs of a nominal amount in each of fiscals 2016 and 2015 and $1 million in fiscal 2014, which were recorded in SG&A.
In June 2015, certain participants under the 2010 Incentive Plan were offered an opportunity to exchange their unvested outstanding restricted stock units granted May 24, 2013 (“RSUs”) for a grant of two new stock options (“2015 New Options”) for every one RSU canceled (the “2015 RSU to Option Exchange”). The 2015 New Options have an exercise price of $8.00. On July 31, 2015, our Parent closed its offer with a total of 31,372 RSUs canceled and a total of 62,744 2015 New Options issued under the 2010 Incentive Plan. The 2015 New Options have a grant date of August 3, 2015 and vested 50% on May 24, 2016 with the remaining portion vesting on May 24, 2017, subject to the participant’s continued employment with the Company, and will vest automatically upon change of control of our Parent. These options expire ten years from the date of grant, subject to the earlier expiration in accordance with the 2015 New Option award agreement. We accounted for the modification in accordance with ASC 718. Management has concluded that the modification had no impact on compensation costs.
As a result of the 2015 RSU to Option Exchange, we did not have any restricted stock units outstanding as of January 28, 2017 and January 30, 2016.

Valuation Assumptions
The fair value of each option award modified or granted under the 2010 Incentive Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted-average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as our Parent is a non-publicly traded company. The risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted-average assumptions used:

	Fiscal Years Ended
	January 28, 2017	January 30, 2016	January 31, 2015
Volatility	45.0%	45.0%	45.0%
Risk-free interest rate	1.73%	2.0%-2.4%	1.4%-2.4%
Expected term	5.3 years	4.0 years	4.0-5.5 years
Dividend Yield	—	—	—
Weighted-average grant-date fair value per option	$4.37	$3.00	$2.68
For fiscals 2015 and 2014, the range of assumptions presented includes the assumptions used for the modified option awards as well as the grants issued under the 2010 Incentive Plan.
Options
A summary of option activity under the 2010 Incentive Plan during fiscals 2016, 2015 and 2014 is presented below:

	Fiscal Years Ended
	January 28, 2017		January 30, 2016		January 31, 2015
	Options	Weighted- average Exercise Price	Options	Weighted- average Exercise Price	Options	Weighted- average Exercise Price
Outstanding at beginning of fiscal year	1,393,731	$7.91	2,260,836	$7.95	1,669,243	$28.65
Granted	415,000	11.00	112,744	8.00	2,245,806	8.00
Exercised	—	—	—	—	—	—
Forfeited/Canceled	(516,167)	8.00	(979,849)	8.00	(1,654,213)	28.91
Transfers to/from Parent (1)	(148,525)	8.00	—	—	—	—
Outstanding at end of fiscal year	1,144,039	$8.98	1,393,731	$7.91	2,260,836	$7.95
(1)    Includes option activity related to the change in designation of certain employees.

	Options	Weighted- average Exercise Price	Weighted-average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in millions)
Options vested or expected to vest at January 28, 2017	1,128,715	$9.10	7.4	$—
Options exercisable at January 28, 2017	—	—	—	—
There were no options exercised in fiscals 2016, 2015 and 2014. The total fair value of options vested was $1 million in fiscals 2016, 2015 and 2014. Parent did not cash settle share-based liability awards in fiscals 2016, 2015 and 2014. We did not repurchase shares in fiscals 2016 and 2014. Parent reimbursed us a nominal amount in fiscal 2015 to repurchase shares.
As of January 28, 2017, there was $2 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the 2010 Incentive Plan. This cost is expected to be recognized over a weighted-average period of 3.3 years.

The amount of stock-based compensation expense recognized in SG&A and the tax benefit recognized in Income tax expense in fiscals 2016, 2015 and 2014 was as follows:

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
SG&A	$1	$—	$6
Total recognized tax benefit	—	—	—

NOTE 8 - ACCUMULATED OTHER COMPREHENSIVE LOSS
Total other comprehensive loss is included in the Consolidated Statements of Comprehensive Income (Loss) and Consolidated Statements of Stockholder’s Deficit. Accumulated other comprehensive loss is reflected on the Consolidated Balance Sheets and the Consolidated Statements of Stockholder’s Deficit, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain (loss) on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, February 1, 2014	$(42)	$(1)	$(43)
Current period change	(16)	2	(14)
Balance, January 31, 2015	(58)	1	(57)
Current period change	(13)	—	(13)
Balance, January 30, 2016	(71)	1	(70)
Current period change	2	1	3
Balance, January 28, 2017	$(69)	$2	$(67)

NOTE 9 - LEASES
We lease a majority of the real estate and certain equipment used in our operations from either third parties or affiliated entities. Most real estate leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.
On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) with TRU Propco I, an indirect wholly-owned subsidiary of Parent, under which the previous agreement was amended and restated. The term of the TRU Propco I Master Lease was extended through June 30, 2029, except with respect to any property that is ground or space leased from a third party landlord to TRU Propco I with a term expiring prior to such date. Annual net base rents under the TRU Propco I Master Lease increased by 10% on July 1, 2014 and are scheduled to increase by the same percentage on July 1, 2019 and July 1, 2024. The TRU Propco I Master Lease continues to require that we pay real estate taxes and certain other amounts.
In connection with the refinancing of the Propco II Notes on November 3, 2016 described in Note 2 entitled “LONG-TERM DEBT,” we amended the TRU Propco II Master Lease. The TRU Propco II Master Lease was extended through November 3, 2031, except with respect to any property that is ground or space leased from a third party landlord to TRU Propco II with a term expiring prior to such date. Annual net base rents under the TRU Propco II Master Lease are scheduled to increase by 10% on November 3, 2021 and November 3, 2026. TRU Propco II has the option to extend the TRU Propco II Master Lease for five additional 5-year terms, each subject to rent increases. The TRU Propco II Master Lease continues to require that we pay real estate taxes and certain other amounts. As the Company is an indirect parent of TRU Propco II, rent payments under the TRU Propco II Master Lease are eliminated in consolidation.

Minimum rental commitments under non-cancelable operating leases, capital lease and lease financing obligations as of January 28, 2017 are as follows:

	Operating Leases				Capital Lease and Financing Obligations
	Gross Minimum Rentals
(In millions)	Third Party(1)	Related Party(2)	Sublease Income	Net Minimum Rentals	Third Party	Related Party
2017	$188	$235	$9	$414	$28	$2
2018	176	219	9	386	24	2
2019	155	210	8	357	19	2
2020	134	193	7	320	16	2
2021	113	172	5	280	14	2
2022 and subsequent	347	1,039	13	1,373	41	9
Total	$1,113	$2,068	$51	$3,130	$142	$19

(1)
Excluded from Third Party Gross Minimum Rentals are $793 million related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2022 and thereafter.

(2)
Related Party Gross Minimum Rentals for Straight Lease Locations are based on the initial or current contractual term of our affiliates’ respective underlying third party leases and for owned locations are based on the master lease term. Excluded from Related Party Gross Minimum Rentals are $691 million related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2022 and thereafter.

Total third party rent expense, net of sublease income, was $178 million, $202 million and $219 million in fiscals 2016, 2015 and 2014, respectively. Sublease income was $12 million, $13 million and $13 million in fiscals 2016, 2015 and 2014, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. Rental payments received from our sub-lessees offset the lease payments we make to third party landlords. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.
Total related party rent expense under leases with affiliates other than subsidiaries of the Company was $240 million, $240 million and $243 million in fiscals 2016, 2015 and 2014, respectively. Our leases with affiliated entities are governed by non-cancelable master operating leases (“Master Lease Agreements”), which cover leases expiring in various years through fiscal 2029. These Master Lease Agreements contain predetermined fixed escalations of the minimum rentals and early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. Under these agreements, we are also provided a unilateral right to have the affiliated landlord exercise renewal options on the underlying leases for the leased properties at the time the initial underlying lease term expires, so long as the renewal option ends on or before either July 20, 2020 or June 30, 2029, depending on the agreement. In addition to future related party base rents (as presented in the above table), we are required to reimburse the affiliated landlords for specific property operating expenses and real estate taxes. We are also responsible for maintaining adequate insurance on these leased properties and would be required to reimburse the affiliated landlords for any property losses incurred. Refer to Note 15 entitled “RELATED PARTY TRANSACTIONS” for further details.
We record operating leases on a straight-line basis over the lease term, which includes renewal options only if those options are specified in the lease agreement and if failure to exercise the renewal option imposes a significant economic penalty on us. For Ground Lease Locations, we include renewal options in the lease term through the estimated useful life of the owned building located on the property as failure to renew a ground lease during the estimated useful life of the building would result in forgoing an economic benefit given our significant capital investment at the inception of the lease to construct a new building. For Straight Lease Locations, we generally do not include renewal options in the lease term as the failure to renew a straight lease does not typically result in a significant economic penalty for the Company, and therefore renewal cannot be reasonably assured at the inception of the lease. Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, some of our leases include early termination options, which can be exercised by us under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

The difference between the recognized rental expense and amounts payable under the leases is recorded as deferred rent liability. Deferred rent liabilities on our Consolidated Balance Sheets totaled $388 million and $384 million as of January 28, 2017 and January 30, 2016, respectively, of which $6 million was included in Accrued expenses and other current liabilities for each respective period. Deferred rent liabilities include liabilities to affiliates of $201 million and $196 million as of January 28, 2017 and January 30, 2016, respectively.
Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments. We include contingent rentals in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $2 million in fiscals 2016, 2015 and 2014, respectively. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are deferred and recognized on a straight-line basis as a reduction to rent expense over the lease term.
We have been and may be involved in the construction of leased stores which includes non-standard tenant improvements. As a result of this involvement, we were deemed the “owner” for accounting purposes and were required to capitalize the construction costs on our Consolidated Balance Sheets. Upon completion of these projects, we performed an analysis pursuant to ASC 840 and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we recorded financing obligations equal to the cash proceeds and fair market value of the assets received. As of January 28, 2017 and January 30, 2016, the carrying amount of our financing obligations, which primarily represent properties for which we are the deemed “owner,” was $167 million, respectively. These carrying amounts approximate fair value. The rental payments to the landlord are recognized as a reduction of the financing obligation and interest expense. We also continue to recognize rent expense on the ground leases for the land on which these assets were constructed.

NOTE 10 - INCOME TAXES
Earnings (loss) before income taxes are as follows:

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
U.S.	$(21)	$(34)	$(238)
Foreign	77	46	19
Earnings (loss) before income taxes	$56	$12	$(219)
Income tax expense (benefit) is as follows:

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Current:
U.S. Federal	$(33)	$33	$(1)
Foreign	24	25	20
State	3	4	1
Total current income tax (benefit) expense	$(6)	$62	$20

Deferred:
U.S. Federal	$33	$(33)	$1
Foreign	—	(2)	(11)
State	—	—	(3)
Total deferred income tax expense (benefit)	$33	$(35)	$(13)
Total income tax expense	$27	$27	$7
Included within Income tax expense are expenses of $2 million, $2 million and less than $1 million related to interest and penalties in fiscals 2016, 2015 and 2014, respectively. The interest and penalties relate to tax payments and refunds for prior period tax filings made or to be made, as well as amounts associated with increases and decreases to unrecognized tax benefits.

We have not provided deferred taxes on $1 million of accumulated earnings of certain foreign subsidiaries as it is management’s intention to reinvest those earnings indefinitely. The estimated unrecognized deferred income tax liabilities on these earnings, net of associated foreign tax credits and other offsets, is zero.

The effective tax rate reconciliations are as follows:

	Fiscal Years Ended
	January 28, 2017	January 30, 2016	January 31, 2015
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	3.0%	19.8%	0.6%
Foreign operations (1)	(10.4)%	42.2%	(6.6)%
U.S. Federal valuation allowance	67.9%	(151.0)%	(36.1)%
Unrecognized tax benefits (2)	(58.4)%	293.6%	2.5%
Stock Options	7.6%	—%	—%
Other	3.5%	(14.6)%	1.4%
Effective tax rate	48.2%	225.0%	(3.2)%

(1)
Foreign operations include the net impact of: differences between local statutory rates and the U.S. Federal statutory rate; the impact of changes to foreign valuation allowances; the net cost of foreign unrecognized tax benefits; the cost of repatriating foreign earnings, net of foreign tax credits; changes to our assertion regarding the permanent reinvestment of foreign earnings related to certain foreign entities; permanent items related to foreign operations; as well as enacted changes in the tax laws or rates or a change in the status of the enterprise.

(2)
Unrecognized tax benefits include benefits related to the resolution of issues in connection with resolving tax examinations, making protective elections, as well as changes to and clarifications of tax rules and regulations. Refer to “Unrecognized Tax Benefits” in this footnote.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

(In millions)	January 28, 2017	January 30, 2016
Deferred tax assets:
U.S. Federal tax credits and other carryforwards	$21	$4
State tax loss and other carryforwards	59	60
Foreign tax loss and other carryforwards	4	4
Straight-line rent	155	151
Inventory	65	48
Insurance loss reserve	34	33
Restructuring charges	2	5
Other	75	95
Gross deferred tax assets before valuation allowance	415	400
Valuation allowance	(330)	(288)
Total deferred tax assets	$85	$112
Deferred tax liabilities:
Fixed assets (1)	$(70)	$(79)
Gain on related party real estate sale	(223)	(229)
Other	(22)	(7)
Total deferred tax liabilities	$(315)	$(315)
Net deferred tax liabilities	$(230)	$(203)

(1)	Includes deferred impact of finance obligations associated with capital projects.

The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

(In millions)	January 28, 2017	January 30, 2016
Deferred tax assets	$4	$2
Deferred tax liabilities	(234)	(205)
	$(230)	$(203)
Our gross deferred tax assets above include an offset of less than $1 million of unrecognized tax benefits related to tax loss carryforwards as of January 28, 2017 and January 30, 2016, respectively.
Carryforwards
In addition to the unused portion of losses and credits reported on tax returns, our carryforwards also include credits that will be realized in connection with the undistributed earnings of foreign subsidiaries on which we have provided taxes.
Of our $21 million of U.S. Federal tax credits and other carryforwards, none will expire during the next 5 years, $8 million will expire during the next 6 to 20 years and $13 million may be carried forward indefinitely. Of our $59 million of state tax loss and other carryforwards, $9 million will expire during the next 5 years, $45 million will expire during the next 6 to 20 years and $5 million may be carried forward indefinitely. Of our $4 million of foreign tax loss and other carryforwards, $3 million will expire during the next 5 years, $1 million will expire during the next 6 to 20 years and none will be carried forward indefinitely.
We are subject to certain limitations by the U.S. Federal and certain state taxing jurisdictions on the amount of tax losses, credits and other carryforwards that can be used to offset current income and tax within any given year due to an ownership change that was undergone by our Parent in fiscal 2005. We have evaluated the impact of these limitations and have established a valuation allowance to reduce some of these deferred tax assets to the amount expected to be realized.
Valuation Allowance
We have evaluated the available positive and negative evidence and have concluded that, for some of our deferred tax assets, it is more likely than not that these assets will not be realized in the foreseeable future. As a result, we have established a valuation allowance to reduce these deferred tax assets for the amount we believe will not be realized. The increase to our valuation allowance for U.S. Federal and state jurisdictions, as well as in certain foreign jurisdictions, was predominantly due to the fact that, as of the end of fiscal 2016, we have incurred a pre-tax cumulative loss over the past three fiscal years. During fiscal 2016, our valuation allowance increased by $41 million. This includes a $38 million increase for U.S. Federal tax, a $4 million increase for state tax and a $1 million decrease for foreign tax.
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Beginning balance	$43	$8	$15
Additions for tax positions of the current year	—	1	—
Additions for tax positions of prior years (1)	2	35	1
Reductions for tax positions of prior years (2)	(34)	—	(8)
Lapse of statute of limitations	—	(1)	—
Ending balance	$11	$43	$8

(1)
Additions for tax positions of prior years includes amounts related to issues that have been raised in a review with the tax authorities or our advisors, items for which we expect to make protective elections (including ruling requests), as well as the impact of uncertainty created by changes to and clarifications of tax rules and regulations.

(2)
Reductions for tax positions of prior years include amounts related to the resolution of issues in connection with resolving tax examinations, making protective elections, as well as changes to and clarifications of tax rules and regulations.

At January 28, 2017, $11 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining nominal amount would affect our deferred tax accounts. In addition, we had $8 million and less than $1 million of accrued interest and penalties, respectively, at January 28, 2017. We had $6 million and less than $1 million of accrued interest and penalties, respectively, at January 30, 2016, and $5 million and less than $1 million of accrued interest and penalties, respectively, at January 31, 2015.
The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination in: the United States for U.S. Federal purposes for fiscal 2015 and forward and for state purposes for fiscal 2008 and forward; Canada for fiscal 2008 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.
We believe that it is reasonably possible that the total amount of unrecognized tax benefits of $19 million (inclusive of tax, interest and penalties) will not change during the next twelve months due to resolution of issues with the tax authorities.

NOTE 11 - SEGMENTS
We generate sales, operating earnings and cash flows by retailing a variety of toy and baby product offerings in North America. We operate all of our “R” Us branded retail stores in the United States, Canada, Puerto Rico and Guam. We also own and operate websites including Toysrus.com and Babiesrus.com, as well as our e-commerce site in Canada.
Our business has two reportable segments: Domestic and Canada. The following is a brief description of our segments:

•
Domestic — Our Domestic segment sells a variety of products through 879 stores that operate in 49 states in the United States, Puerto Rico and Guam, and through e-commerce. As of January 28, 2017, our Domestic stores consisted of 358 traditional toy stores, 223 baby stores, 212 side-by-side (“SBS”) stores, 48 smaller format stores with cumulative lease terms of at least two years (“Long-Term Express”) and 38 Outlet stores, as well as Temporary Express stores (“Temporary Express”) which have a cumulative lease term of less than two years and are not included in our overall store count.

•	Canada — Our Canada segment sells a variety of products through 82 stores and e-commerce. As of January 28, 2017, our Canada stores consisted of 56 SBS stores and 26 traditional toy stores.
Our CEO, who is our Chief Operating Decision Maker, evaluates segment performance primarily based on Total revenues, Gross margin and Operating earnings (loss). All intercompany transactions between the segments have been eliminated. Revenues from external customers are derived primarily from merchandise sales and we do not generate material revenues from any single customer.
The following table shows our percentage of Total revenues by product category:

	Fiscal Years Ended
	January 28, 2017	January 30, 2016	January 31, 2015
Baby	34.9%	35.0%	35.8%
Core Toy	18.9%	18.2%	17.2%
Entertainment	7.0%	8.7%	9.8%
Learning	24.6%	23.9%	22.9%
Seasonal	13.0%	12.4%	12.2%
Other (1)	1.6%	1.8%	2.1%
Total	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing revenue from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

A summary of financial information by reportable segment is as follows:

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Total revenues
Domestic	$7,212	$7,439	$7,621
Canada	821	809	834
Total revenues	$8,033	$8,248	$8,455
Gross margin
Domestic	$2,473	$2,604	$2,659
Canada	302	288	310
Gross margin	$2,775	$2,892	$2,969
Operating earnings (loss)
Domestic	$266	$319	$163
Canada	96	56	34
Corporate and other	(149)	(207)	(219)
Operating earnings (loss)	213	168	(22)
Interest expense	(267)	(270)	(275)
Interest income	110	114	78
Earnings (loss) before income taxes	$56	$12	$(219)
Certain corporate and other items are reported separately in our disclosure of segment Operating earnings (loss). In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Depreciation and amortization includes depreciation of leasehold improvements for properties occupied by corporate office employees. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

	Fiscal Years Ended
(In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Depreciation and amortization
Domestic	$134	$156	$185
Canada	15	15	19
Corporate	49	54	48
Total Depreciation and amortization	$198	$225	$252
Capital expenditures
Domestic	$80	$74	$67
Canada	12	8	12
Corporate	73	71	57
Total Capital expenditures	$165	$153	$136

(In millions)	January 28, 2017	January 30, 2016
Merchandise inventories
Domestic	$1,708	$1,559
Canada	157	130
Total Merchandise inventories	$1,865	$1,689
Total Assets
Domestic	$3,160	$3,101
Canada	341	304
Corporate and other (1)(2)	1,264	1,247
Total Assets	$4,765	$4,652

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.

(2)
In accordance with the retrospective adoption of ASU 2015-03 and ASU 2015-15, as of January 30, 2016, we have revised the balance sheet presentation of debt issuance costs from Other assets to a deduction from the carrying amount of Long-term debt. For further details, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

Our long-lived assets by country are as follows:

(In millions)	January 28, 2017	January 30, 2016
Long-lived assets
United States (1)	$1,508	$1,549
Canada	164	157
Total Long-lived assets	$1,672	$1,706

(1)	Includes our wholly-owned operations in Puerto Rico and Guam.

NOTE 12 - EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS
We offer employee retirement and compensation benefits for eligible employees. Our Parent’s Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to the U.S. and Puerto Rico TRU Partnership Employees’ Savings and Profit Sharing Plans (the “Savings Plans”). Participants are generally 100% vested in their SERP accounts after completing five years of employment with the Company. During fiscals 2016, 2015 and 2014, we recorded SERP expenses of less than $1 million, respectively. As of January 28, 2017 and January 30, 2016, the SERP liability was $1 million, respectively.
Included in our Savings Plans, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S. and Puerto Rico-based employees. Under the terms of the Savings Plans, annual employer profit sharing contributions are made at the discretion of the respective Board of Directors, subject to certain limitations. The Savings Plans may be terminated at our discretion. Employee eligibility for participation in the 401(k) savings account portion of the Savings Plans requires 12 months of service and completion of 1,000 hours. In addition, the Company makes a matching contribution in an amount equal to 100% of the first 4% of the participant’s contribution. We also have a profit sharing plan for Canada-based employees, which is managed by Canada. Expenses related to the Savings Plans and Canada profit sharing plan were $15 million in fiscals 2016, 2015 and 2014, respectively. The respective Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plans in fiscals 2016, 2015 and 2014.

NOTE 13 - LITIGATION AND LEGAL PROCEEDINGS
In May 2013, we opted out of the settlement of a class action lawsuit against Visa and MasterCard alleging violations of antitrust laws.  In January 2014, we, along with several other companies, filed a separate lawsuit against Visa and MasterCard entitled Progressive Casualty Insurance Co. et al. v. Visa, Inc., et al. (United States District Court for the Eastern District of New York, No. 14-00276).  A settlement was reached in December 2014, and we received a payment of $12 million in January 2015 which was recorded in SG&A.

In addition to the litigation discussed above, we and our Parent are, and in the future may be, involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

NOTE 14 - COMMITMENTS AND CONTINGENCIES
We, along with our Parent, are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 28, 2017. Refer to Note 10 entitled “INCOME TAXES” for liabilities associated with uncertain tax positions.
As of January 28, 2017, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of $31 million through September 2032. The impact of these obligations is not material to our Consolidated Financial Statements.

NOTE 15 - RELATED PARTY TRANSACTIONS
Sponsor Advisory Agreement - Our Parent is owned by an investment group led by entities advised by or affiliated with the Sponsors. The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008, February 1, 2009, August 29, 2014, June 1, 2015 and December 1, 2015 (“Advisory Agreement”). The term of the Advisory Agreement is currently a one-year renewable term unless our Parent or the Sponsors provide notice of termination to the other. Management and advisory fees (the “Advisory Fees”) of $6 million per annum are payable on a quarterly basis. The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid Advisory Fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the then applicable one-year term of the Advisory Agreement.
In August 2014, the Advisory Agreement was amended in order to reduce the Advisory Fees to $17 million for fiscal year 2014 and each year thereafter.  The amendment provided that if in the future our Parent successfully completes an initial public offering (“IPO”), the Sponsors may elect to receive from the proceeds of such IPO, an amount equal to the aggregate difference between: (x) the Advisory Fees that would have been paid in fiscal year 2014 and each fiscal year thereafter had such amounts not been fixed and (y) the Advisory Fees that were actually paid for fiscal year 2014 and each fiscal year thereafter.
In June 2015, the Advisory Agreement was further amended in order to reduce the Advisory Fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually with no further adjustment upon an IPO for such reductions. We recorded Advisory Fees of $6 million for fiscals 2016 and 2015, respectively, and $17 million for fiscal 2014. We also paid the Sponsors for out-of-pocket expenses, which were nominal during fiscal 2016 and less than $1 million during fiscals 2015 and 2014, respectively.
Additionally, the original Advisory Agreement provided that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). Transaction Fees were capitalized as deferred debt issuance costs and amortized over the term of the related debt agreement. In December 2015, the Advisory Agreement was further amended to waive all Transaction Fees including prior accrued and unpaid transaction fees of $32 million as well as any fees to be paid upon an IPO.
Other Relationships and Transactions with the Sponsors - From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. KKR did not own any of our debt as of January 28, 2017 and owned the following aggregate amounts of our debt as of January 30, 2016. For further details, refer to Note 2 entitled

“LONG-TERM DEBT.”

(In millions)	January 30, 2016
Incremental Secured Term Loan	$12
Secured Term B-4 Loan	2
Second Incremental Secured Term Loan	2
Total	$16
During fiscals 2016, 2015 and 2014, affiliates of KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were less than $1 million, $6 million and $8 million in fiscals 2016, 2015 and 2014, respectively.
Additionally, under lease agreements with affiliates of Vornado Realty Trust (“Vornado”), we paid an aggregate amount of $6 million in fiscals 2016 and 2015, respectively, and $5 million in fiscal 2014, with respect to less than 1% of our operated stores, which include Express stores. Of the aggregate amount paid in fiscals 2016, 2015 and 2014, $2 million, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries, including us, may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. After a competitive bidding process, on February 1, 2015, we entered into an agreement with SquareTrade Inc. (“SquareTrade”), which was a Portfolio Company of Bain Capital Private Equity, L.P. (“Bain”). SquareTrade provides protection plans for electronic and other products that cover the repair, replacement or refund of such products. Under the agreement, we are licensed to sell protection plans on behalf of SquareTrade and receive a fixed percentage commission fee for each sale. During fiscal 2016, Bain divested its interest in SquareTrade, which is therefore no longer related to us. For fiscals 2016 and 2015, we recorded $19 million and $21 million, respectively, in commissions within Net sales. Receivables from SquareTrade were less than $1 million as of January 30, 2016 and included in Accounts and other receivables on our Consolidated Balance Sheet. Payables to SquareTrade were $3 million as of January 30, 2016 and included in Accrued expenses and other current liabilities on our Consolidated Balance Sheet.
In addition, we have a relationship with Veritiv Operating Company (“Veritiv”), which is a Portfolio Company of Bain. Prior to its formation, we had an agreement with Veritiv’s predecessor, which was independent from us. Veritiv is a strategic distribution company, from which we purchase packaging materials and receive facility and logistics solutions.  In fiscals 2016, 2015 and 2014, we recorded expenses of $12 million, $13 million and $15 million, respectively, within SG&A.  Payables to Veritiv were nominal as of January 28, 2017 and January 30, 2016, respectively, which are included in Accounts payable on our Consolidated Balance Sheets. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 351 and 352 properties from affiliates of Parent as of January 28, 2017 and January 30, 2016, respectively. SG&A includes lease expense of $284 million, $286 million and $286 million, which includes reimbursement of expenses of $45 million, $46 million and $43 million related to these leases for fiscals 2016, 2015 and 2014, respectively. Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable, related party operating leases.
Other Transactions with TRU Propco I - Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For fiscals 2016, 2015 and 2014, SG&A includes $7 million, $2 million and $19 million, respectively, related to expenses associated with store closures.
Related Party Finance Obligations Associated with Capital Projects - In fiscal 2012, we were significantly involved in the construction of two leased stores with our affiliate TRU Propco I which included non-standard tenant improvements. As a result of this involvement, we are deemed the “owner” for accounting purposes and are required to capitalize the construction costs on our Consolidated Balance Sheets. Upon completion of these projects, we performed an analysis pursuant to ASC 840 and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we record related party finance obligations equal to the cash proceeds and fair market value of the assets received. As of January 28, 2017 and January 30, 2016, we had related party financing obligations of $9 million, respectively. These amounts are included in Other non-current liabilities on our Consolidated Balance Sheets. The rental payments to TRU Propco I are recognized as a reduction of the financing obligation and interest expense.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the DSA. The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net on our Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for these services were $4 million in fiscal 2016 and $5 million in fiscals 2015 and 2014, respectively.
In addition, we incurred $11 million of service fees associated with our China sourcing office in fiscal 2016 and $13 million in fiscals 2015 and 2014, respectively. These costs are recorded within SG&A on our Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement - We provide information technology services, store operations services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services, which were $26 million, $29 million and $23 million in fiscals 2016, 2015 and 2014, respectively. These amounts are recorded in Other income, net on our Consolidated Statements of Operations.
Licensing Arrangements with Affiliates - We own intellectual property used by us and our Parent’s foreign affiliates in the toy and baby products businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. We charged Parent’s foreign affiliates license fees of $64 million, $68 million and $81 million in fiscals 2016, 2015 and 2014, respectively, which are classified on our Consolidated Statements of Operations as Other revenues.
Contributions Received from Parent - During fiscal 2016, we received a $4 million non-cash contribution from Parent for deferred debt issuance costs associated with the TRU Propco II refinancing. During fiscal 2015, we recorded a $32 million non-cash distribution to Parent offsetting the $32 million non-cash capital contribution we recorded during fiscal 2014 from Parent. The transactions related to deferred debt issuance costs associated with the Transaction Fees that were payable to the Sponsors, and subsequently waived, in conjunction with debt refinancing transactions in fiscal 2014.
Stock Compensation Expense (Benefit) - During fiscal 2016, $1 million of total stock-based compensation expense was recognized in SG&A. During fiscals 2015 and 2014, a nominal benefit and $6 million of expense, respectively, was recognized in SG&A. This excludes a nominal amount for fiscals 2016 and 2015, respectively, and less than $1 million, for fiscal 2014, that is charged to other affiliates for employees on assignment in other locations. Refer to Note 7 entitled “STOCK-BASED COMPENSATION” for further details.
Due from Affiliates, Net - As of January 28, 2017 and January 30, 2016, Due from affiliates, net, primarily consists of receivables from Parent and affiliates of $1,017 million and $920 million, respectively. In connection with loans to and from Parent, we record related party interest expense and related party interest income.
As of January 28, 2017 and January 30, 2016, $13 million and $12 million, respectively, of receivables from affiliates related primarily to license fees are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of January 28, 2017 and January 30, 2016, the net amount owed to our affiliates was $11 million and $5 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding with Parent. As of January 28, 2017 and January 30, 2016, we maintained balances of $261 million and $364 million, respectively, in short-term intercompany loans from Parent. We incurred related party interest expense associated with our short-term intercompany loans from Parent of $6 million during fiscal 2016, and $5 million during fiscals 2015 and 2014, respectively.
Income Taxes Payable to Parent - We make income tax payments to Parent based on certain tax-sharing agreements made with Parent regarding our consolidated tax filings.  As of January 28, 2017 and January 30, 2016, Income taxes payable to Parent were $118 million and $101 million, respectively.

NOTE 16 - RECENT ACCOUNTING PRONOUNCEMENTS
In November 2016, the FASB issued ASU No. 2016-18 “Statement of Cash Flows (Topic 230), Restricted Cash” (“ASU 2016-18”). ASU 2016-18 provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Restricted cash and restricted cash equivalents should now be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. Other than the revised statement of cash flows presentation of restricted cash, the adoption of ASU 2016-18 is not expected to have an impact on our Consolidated Financial Statements.
In October 2016, the FASB issued ASU No. 2016-17 “Consolidation (Topic 810), Interests Held Through Related Parties That Are Under Common Control” (“ASU 2016-17”). ASU 2016-17 changes how a single decision maker will consider its indirect interests when performing the primary beneficiary analysis under the variable interest entity (“VIE”) model. Under ASU 2015-02 “Consolidation (Topic 810), Amendments to the Consolidation Analysis,” a single decision maker was required to consider an indirect interest held by a related party under common control in its entirety. Under ASU 2016-17, the single decision maker will consider the indirect interest on a proportionate basis. ASU 2016-17 does not change the characteristics of a primary beneficiary in the VIE model. The amendments of ASU 2016-17 are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. The adoption of ASU 2016-17 is not expected to have an impact on our Consolidated Financial Statements.
In October 2016, the FASB issued ASU No. 2016-16 “Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”). ASU 2016-16 requires companies to account for income tax effects of intercompany transactions other than inventory in the period in which the transfer occurs. This is a change from current GAAP, which requires companies to defer the income tax effects of intercompany transfers of assets until the asset has been sold to an outside party or otherwise recognized (i.e. depreciation, amortization, impaired). ASU 2016-16 will still require companies to defer the income tax effects of intercompany inventory transactions. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The adoption of ASU 2016-16 is not expected to have a material impact on our Consolidated Financial Statements.
In August 2016, the FASB issued ASU No. 2016-15 “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 provides guidance on the following eight specific cash flow classification issues: (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees; (7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. Current GAAP does not include specific guidance on these eight cash flow classification issues. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The adoption of ASU 2016-15 is not expected to have an impact on our Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). Under ASU 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. The Company has elected to recognize forfeitures as they occur and the cumulative effect adjustment of that change in accounting policy has a nominal impact on our Consolidated Financial Statements. The remaining provisions of ASU 2016-09 are not expected to have a material impact on our Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-06 “Derivatives and Hedging (Topic 815), Contingent Put and Call Options in Debt Instruments” (“ASU 2016-06”). ASU 2016-06 clarifies the requirements for assessing whether contingent put or call options that can accelerate the payment of principal on debt instruments are clearly and closely related. Under current GAAP, two divergent approaches developed. Under the first approach, the assessment of whether contingent put or call options are clearly and closely related to the debt host only requires an analysis of the four-step decision sequence of ASC 815-15-25-42. Under the second approach, in addition to the four-step decision sequence of ASC 815-15-2-42, some entities evaluate whether the ability to exercise the put or call options are triggered by the entities interest rates or credit risk. ASU 2016-06 clarifies that an entity is required to assess whether the economic characteristics and risks of embedded put or call options are clearly and closely related to those of their debt hosts only in accordance with the four-step decision sequence of ASC 815-15-2-42. An entity should not assess whether the event that triggers the ability to exercise a put or call option is related to interest rates or credit risk of the entity. ASU 2016-06 does not change the existing criteria for determining when bifurcation of an embedded put or call option in a debt instrument is required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Entities are required to apply the guidance to existing debt instruments using a modified retrospective transition method as of the period of adoption. The adoption of ASU 2016-06 is not expected to have an impact on our Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-05 “Derivatives and Hedging (Topic 815), Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships” (“ASU 2016-05”). ASU 2016-05 provides guidance clarifying that the novation of a derivative contract (i.e. a change in counterparty) in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. This ASU amends ASC 815 to clarify that such a change does not, in and of itself, represent a termination of the original derivative instrument or a change in the critical terms of the hedge relationship. ASU 2016-05 allows the hedging relationship to continue uninterrupted if all of the other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterpart to the derivative contract is considered. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Entities may adopt the guidance prospectively or use a modified retrospective approach. The adoption of ASU 2016-05 is not expected to have an impact on our Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-04 “Liabilities - Extinguishments of Liabilities (Subtopic 405-20), Recognition of Breakage for Certain Prepaid Stored-Value Products” (“ASU 2016-04”). ASU 2016-04 requires entities that sell prepaid stored-value products redeemable for goods, services or cash at third-party merchants to recognize breakage (i.e. the value that is ultimately not redeemed by the consumer) in a way that is consistent with how it will be recognized under the new revenue recognition standard. Under current GAAP, there is diversity in practice in how entities account for breakage that results when a consumer does not redeem the entire product balance. Some entities view liabilities for prepaid stored-value products that can be redeemed only for goods or services from a third-party as nonfinancial because the issuer’s obligation to the consumer will be settled by the transfer of goods or services (albeit by a third-party), not cash. Others view these liabilities as financial, given that the issuer is ultimately obligated to transfer cash to a third-party. This ASU clarifies that an entity’s liability for prepaid stored-value products within its scope meets the definition of a financial liability. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. Entities will apply the guidance using either a modified retrospective approach or a full retrospective approach. The adoption of ASU 2016-04 is not expected to have an impact on our Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. ASU 2016-02 retains a distinction between finance leases (i.e. capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The accounting applied by the lessor is largely unchanged from that applied under current GAAP. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Management is currently assessing the impact the adoption of ASU 2016-02 will have on our Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments of ASU 2014-09 were effective for reporting periods beginning after December 15, 2016, with early adoption prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.
Subsequent to issuing ASU 2014-09, the FASB issued the following amendments concerning the adoption and clarification of ASU 2014-09. In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606), Deferral of the Effective Date” (“ASU 2015-14”), which deferred the effective date one year. As a result, the amendments of ASU 2014-09 are effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016. In March 2016, the FASB issued ASU No. 2016-08 “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. ASU 2016-08 clarifies how an entity should identify the unit of accounting (i.e. the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued ASU No. 2016-10 “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. In December, FASB issued ASU No. 2016-20 “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”). ASU 2016-20 provides update to Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, which will allow entities not to make quantitative disclosures about remaining performance obligations in certain cases and require entities that use any of the new or previously existing optional exemptions to expand their qualitative disclosures. It also makes 12 additional technical corrections and improvements to the new revenue standard. While the Company is continuing to assess all of the potential impacts of the new standard, we generally anticipate having substantially similar performance obligations under the amended guidance. The Company does not expect the implementation of the standard will have a material effect on the Company's consolidated results of operations, cash flows or financial position. The Company currently anticipates utilizing the full retrospective method of adoption allowed by the standard, in order to provide for comparative results in all periods presented, and plans to adopt the standard as of February 4, 2018.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. Throughout this MD&A when discussing our results of operations, we refer to the impact of foreign currency translation on our Canada segment results.  Transactions in our Canada segment are recorded in its functional currency, then converted to U.S. Dollar for financial reporting.  We calculate the effect of changes in foreign currency exchange rates by measuring the difference between current period activity translated at the current period’s foreign exchange rates and current period activity translated at last period’s rates. This MD&A should be read in conjunction with our Consolidated Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. Refer to “Forward-Looking Statements” below. Our MD&A includes the following sections:
EXECUTIVE OVERVIEW provides an overview of our business.
RESULTS OF OPERATIONS provides an analysis of our financial performance and of our consolidated and segment results of operations for fiscal 2016 compared to fiscal 2015 and fiscal 2015 compared to fiscal 2014.
LIQUIDITY AND CAPITAL RESOURCES provides an overview of our financing, capital expenditures, cash flows and contractual obligations.
CRITICAL ACCOUNTING POLICIES provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.
RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS provides a brief description of significant accounting standards which were adopted during fiscal 2016. This section also refers to Note 16 to the Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for accounting standards which we have not yet been required to implement and may be applicable to our future operations.

EXECUTIVE OVERVIEW
Our Business
Toys “R” Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We are the leading specialty retailer of toys and baby products in North America as measured by Net sales. We believe our Toys “R” Us and Babies “R” Us brands are recognized as the toy and baby authority. We sell a variety of products in the baby, core toy, entertainment, learning and seasonal categories through our omnichannel offerings that leverage the synergies between our brick-and-mortar stores and e-commerce.
As of January 28, 2017, we operated 961 stores in the United States, Canada, Puerto Rico and Guam under the Toys “R” Us and Babies “R” Us banners and also have smaller format Toys “R” Us Outlet stores (“Outlet”) and Toys “R” Us Express stores (“Express”). Our omnichannel presence includes our Toysrus.com and Babiesrus.com sites, as well as the e-commerce site we operate in Canada, Toysrus.ca. For fiscals 2016, 2015 and 2014, our consolidated e-commerce business generated Total revenues of $1,266 million, $1,152 million and $1,063 million, respectively. For fiscal 2016, we generated Total revenues of $8,033 million, resulting in Net loss of $29 million and Adjusted EBITDA of $397 million. For the definition of Adjusted EBITDA, an explanation of why we present it and a description of the limitations of this non-GAAP measure, as well as a reconciliation to Net loss, refer to “Non-GAAP Financial Measure - Adjusted EBITDA” below.
Our brand names are highly recognized in North America and our expertise in the toy and baby products retail space, substantial scale and geographic footprint and strong vendor relationships account for our market-leading position and distinguish us from the competition.
Every day we strive to improve the customer experience in our stores and online. This enables us to bring joy into the lives of our customers by being the toy and baby authority and definitive destination for kid fun, gift-giving solutions and parenting services. Compared with multi-line mass merchandisers, we believe we are able to provide more knowledgeable service to our customers through our highly trained sales force. We train our store team members to deepen their product knowledge and enhance their targeted selling skills in order to improve customer service.
We believe we offer our customers the most comprehensive year-round selection of merchandise in the retail toy and baby categories through our “R” Us branded brick-and-mortar stores and e-commerce business. We seek to further differentiate ourselves from our competitors in several key areas, including our omnichannel presence, broad product assortment, private label and exclusively licensed product offerings and expert service which enables us to command a reputation as the shopping destination for toys and baby products. We view our well established vendor relationships as a core strength of the organization and continue to build these partnerships in the hopes of growing together.  We provide our vendors with a year-round platform to showcase their brands and test their new products in our stores.  In return, we obtain greater access to products in demand, exclusive products and support for advertising and marketing efforts to drive category leadership and differentiation.  We additionally have strategic partnerships with American Girl® and Claire’s which are featured as branded shops within select Toys “R” Us stores. Our Parent has outlined its four key strategic growth initiatives, which we refer to as our “Strategic Pillars:” make talent and culture a competitive advantage, grow and build the Toys “R” Us and Babies “R” Us brands throughout the world, create a world class experience for our customers - innovate and lead and create a strong financial foundation.
Our Business Segments
Our business has two reportable segments: Toys “R” Us – Domestic (“Domestic”) and Toys “R” Us – Canada (“Canada”). Refer to Note 11 to the Consolidated Financial Statements entitled “SEGMENTS” for our segments’ financial results. The following is a brief description of our segments:

•
Domestic — Our Domestic segment sells a variety of products through 879 stores that operate in 49 states in the United States, Puerto Rico and Guam, and through e-commerce. As of January 28, 2017, our Domestic stores consisted of 358 traditional toy stores, 223 baby stores, 212 side-by-side (“SBS”) stores, 48 Express stores each with a cumulative lease term of at least two years (“Long-Term Express”), 38 Outlets, as well as temporary Express stores (“Temporary Express”) which have a cumulative lease term of less than two years and are not included in our overall store count. Domestic Total revenues were $7,212 million for fiscal 2016, which accounts for 90% of our consolidated Total revenues.

•
Canada — Our Canada segment sells a variety of products through 82 stores and through e-commerce. As of January 28, 2017, our Canada stores consisted of 56 SBS stores and 26 traditional toy stores. Canada Total revenues were $821 million for fiscal 2016, which accounts for 10% of our consolidated Total revenues.

In order to properly judge our business performance, it is necessary to be aware of the following challenges and risks:

•
Liquidity and capital requirements — Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms. If financing is not available, it could have a significant negative effect on our business. Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing global economic and market conditions and to certain financial, business and other factors beyond our control. In addition, we and our subsidiaries may from time to time prepay, repurchase, refinance or otherwise acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

•
E-commerce opportunities — The success and expansion of our e-commerce business depends on our ability to provide quality service to our customers and if we are not able to provide such services, our operating results may be materially adversely affected. We are vulnerable to competitive pressures from the growing e-commerce activity in our market, such as price transparency, alternative distribution of video games and subscription models for commodities. We are currently in the process of developing a new internal e-commerce platform for our Domestic website, which we now expect to launch in fiscal 2017. We may be faced with significant unforeseen transition challenges including additional implementation delays, cost overruns, technology interruptions and disruption of our distribution channels, which could adversely affect our e-commerce platform. Any inability to successfully transition to, operate or maintain our internal platform or unforeseen transition operation challenges or disruptions may materially impact our sales, results of operations and financial condition and may materially adversely affect our ability to achieve future sales and profitability growth.

•
Seasonality — Our business is highly seasonal with a substantial portion of our sales and operating earnings generated in the fourth quarter. During fiscals 2016, 2015 and 2014, 41%, respectively, of our Total revenues were generated in the fourth quarter.

•
Increased competition — Our businesses operate in a highly competitive retail market. We compete on the basis of product variety, price, quality, availability, advertising and promotion, convenience or store location, safety, customer support and service. We face strong competition from discount and mass merchandisers, national and regional chains and department stores, national and local discount stores, consumer electronics retailers, supermarkets and warehouse clubs, local retailers in the markets we serve and e-commerce and catalog businesses.

RESULTS OF OPERATIONS
Financial Performance
As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance for fiscals 2016, 2015 and 2014:

	Fiscal Years Ended
($ In millions)	January 28, 2017	January 30, 2016	January 31, 2015
Total revenues	$8,033	$8,248	$8,455
Same store sales	(0.9)%	0.9%	(0.9)%
Gross margin	$2,775	$2,892	$2,969
Gross margin as a percentage of Total revenues	34.5%	35.1%	35.1%
Selling, general and administrative expenses (“SG&A”)	$2,543	$2,614	$2,818
SG&A as a percentage of Total revenues	31.7%	31.7%	33.3%
Net earnings (loss)	$29	$(15)	$(226)
Non-GAAP Financial Measure:
Adjusted EBITDA (1)	$397	$441	$307

(1)	For an explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to Net earnings (loss), refer to “Non-GAAP Financial Measure - Adjusted EBITDA” below.
Fiscal 2016 financial highlights:

•
Total revenues decreased by $215 million compared to the prior year, predominantly due to Domestic store closures and a decline in Domestic same store sales, partially offset by an increase in Canada same store sales.

•	Consolidated same store sales decreased by 0.9 percentage points.

•
Gross margin, as a percentage of Total revenues, (“Gross margin rate”) decreased in our Domestic segment due to higher shipping costs associated with increased e-commerce sales, partially offset by an increase in our Canada segment.

•	SG&A decreased by $71 million primarily due to reductions in flagship store operating costs and payroll.

•	Net earnings were $29 million in fiscal 2016, compared to Net loss of $15 million in fiscal 2015.
Fiscal 2015 financial highlights:

•	Total revenues decreased by $207 million compared to the prior year, including a $135 million negative impact from foreign currency translation.

•	Consolidated same store sales increased by 0.9 percentage points driven by growth in our Canada segment.

•	Gross margin, as a percentage of Total revenues, (“Gross margin rate”) remained consistent with the prior year.

•	SG&A decreased by $204 million primarily due to reductions in payroll and advertising expenses, as well as a favorable impact from foreign currency translation.

•	Net loss decreased by $211 million.

Same Store Sales
In computing same store sales, we include stores that have been open for at least 56 weeks from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Long-Term Express stores that have been open for at least 56 weeks from their soft opening date are also included in the computation of same store sales.
Our same store sales computation includes the following:

•	stores that have been remodeled while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded or contracted within their current locations; and

•	sales from our e-commerce businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for 56 weeks or more and online, we can better gauge how the core store base and e-commerce business is performing since same store sales excludes the impact of store openings and closings. We calculate Canada same store sales by applying prior year foreign exchange rates to both current year and prior year sales to provide a consistent basis for comparison.
Various factors affect same store sales, including the number of and timing of stores we open, close, convert, relocate, expand or contract, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions, terrorism and catastrophic events can affect same store sales because they may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our same store sales to fluctuate significantly in the past on a monthly, quarterly, and annual basis and, as a result, we expect that same store sales will continue to fluctuate in the future.
 The changes in our same store sales for fiscals 2016, 2015 and 2014 are as follows:

	Fiscal Years Ended
	January 28, 2017	January 30, 2016	January 31, 2015
Domestic	(1.3)%	(0.6)%	(1.0)%
Canada	2.7%	14.1%	(0.2)%
Toys “R” Us - Delaware	(0.9)%	0.9%	(0.9)%

Percentage of Total Revenues by Product Category

	Fiscal Years Ended
	January 28, 2017	January 30, 2016	January 31, 2015
Baby	34.9%	35.0%	35.8%
Core Toy	18.9%	18.2%	17.2%
Entertainment	7.0%	8.7%	9.8%
Learning	24.6%	23.9%	22.9%
Seasonal	13.0%	12.4%	12.2%
Other (1)	1.6%	1.8%	2.1%
Total	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing revenue from Parent’s foreign affiliates and certain third party licensees.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

	Domestic	Canada	Total Operated
January 31, 2015	872	86	958
Opened	15	—	15
Closed	(21)	(4)	(25)
January 30, 2016	866	82	948
Opened	29	—	29
Closed	(16)	—	(16)
January 28, 2017	879	82	961

Store Type	Domestic		Canada		Toys “R” Us - Delaware		Typical Square Footage
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Traditional Toy (1)	358	361	26	26	384	387	20,000 - 50,000
SBS (2)	212	213	56	56	268	269	30,000 - 70,000
Baby (3)	223	224	—	—	223	224	30,000 - 55,000
Long-Term Express	48	42	—	—	48	42	3,000 - 7,000
Outlet	38	26	—	—	38	26	3,000 - 5,000
Total Operated	879	866	82	82	961	948

Excluded from store count:
Temporary Express	10	31	—	—	10	31	3,000 - 7,000

(1)	Devote on average 5,000 square feet to boutique areas for baby products.

(2)	Devote 20,000 to 40,000 square feet to traditional toy products and 10,000 to 30,000 square feet to baby products.

(3)	Devote 3,000 square feet to traditional toy products and includes our Babies “R” Us flagship store in Union Square, New York City.
During the 2016 holiday season, we operated 74 Express stores, of which 58 were still open as of January 28, 2017. Of the 58 Express stores that remained open, 48 are Long-Term Express stores and have been included in our overall store count.

Fiscal 2016 Compared to Fiscal 2015

Net Earnings (Loss)

(In millions)	Fiscal 2016	Fiscal 2015	Change
Toys “R” Us - Delaware	$29	$(15)	$44
Net earnings improved by $44 million to $29 million in fiscal 2016, compared to Net loss of $15 million in fiscal 2015. The improvement was primarily due to a $71 million reduction in SG&A, an increase in Other income, net of $64 million and a $27 million decrease in Depreciation and amortization, partially offset by a $117 million decline in Gross margin.

Total Revenues

					Percentage of Total revenues
($ In millions)	Fiscal 2016	Fiscal 2015	$ Change	% Change	Fiscal 2016	Fiscal 2015
Domestic	$7,212	$7,439	$(227)	(3.1)%	89.8%	90.2%
Canada	821	809	12	1.5%	10.2%	9.8%
Toys “R” Us - Delaware	$8,033	$8,248	$(215)	(2.6)%	100.0%	100.0%
Total revenues decreased by $215 million or 2.6%, to $8,033 million in fiscal 2016, compared to $8,248 million in fiscal 2015. The impact of foreign currency translation decreased Total revenues by $9 million in fiscal 2016.
Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2016 was predominantly due to Domestic store closures, including our Times Square and FAO Schwarz flagship stores, and a decline in Domestic same store sales driven by a decrease in the number of transactions. Partially offsetting the decrease was an increase in Canada same store sales driven by an increase in the number of transactions and higher average transaction amounts. Excluding the impact of foreign currency translation, consolidated e-commerce sales increased 10% in fiscal 2016 compared to fiscal 2015.
Total revenues included $64 million and $68 million of licensing revenue from our Parent’s foreign subsidiaries for fiscals 2016 and 2015, respectively.
Domestic
Total revenues for our Domestic segment decreased by $227 million or 3.1%, to $7,212 million in fiscal 2016. The decrease in Total revenues was primarily a result of store closures and a decrease in same store sales of 1.3%.

The decrease in same store sales resulted primarily from declines in our entertainment and baby categories. The decrease in our entertainment category was predominantly due to “toys to life” products and video game systems and software. The decline in our baby category was mainly due to consumables and infant care products. Partially offsetting these decreases were increases in our seasonal, core toy and learning categories. The increase in our seasonal category was primarily due to sports toys. The increase in our core toy category was predominantly due to dolls. The increase in our learning category was mainly due to preschool toys.
Canada
Total revenues for our Canada segment increased by $12 million or 1.5%, to $821 million in fiscal 2016. Excluding a $9 million decrease due to foreign currency translation, Canada Total revenues improved primarily as a result of a 2.7% increase in same store sales.
The increase in same store sales resulted from improvements in our baby and learning categories. The increase in our baby category was primarily due to baby gear, apparel and infant care products. The increase in our learning category was predominantly due to preschool toys. Partially offsetting the increase was a decrease in our entertainment category due to video game software and systems and “toys to life” products.

Gross Margin
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
We record the costs associated with operating our distribution networks as part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

				Percentage of Total revenues
($ In millions)	Fiscal 2016	Fiscal 2015	$ Change	Fiscal 2016	Fiscal 2015	Change
Domestic	$2,473	$2,604	$(131)	34.3%	35.0%	(0.7)%
Canada	302	288	14	36.8%	35.6%	1.2%
Toys “R” Us - Delaware	$2,775	$2,892	$(117)	34.5%	35.1%	(0.6)%
Gross margin decreased by $117 million to $2,775 million in fiscal 2016, compared to $2,892 million in fiscal 2015. Foreign currency translation decreased Gross margin by $3 million.
Gross margin rate decreased by 0.6 percentage points in fiscal 2016 compared to fiscal 2015. The decrease in Gross margin rate was primarily due to an increase in shipping costs from higher e-commerce sales coupled with a reduction in our free shipping purchase minimum, as well as an increase in inventory reserves recorded within our Domestic segment. Partially offsetting the decrease was an improvement in Gross margin rate in our Canada segment primarily due to a prior year increase in costs of USD denominated merchandise purchases.
Domestic
Gross margin decreased by $131 million to $2,473 million in fiscal 2016. Gross margin rate decreased by 0.7 percentage points in fiscal 2016 compared to fiscal 2015.
The decrease in Gross margin rate resulted from higher shipping costs due to an increase in e-commerce sales coupled with a reduction in our free shipping purchase minimum. Additionally contributing to the decrease was an increase in the inventory obsolescence reserve.
Canada
Gross margin increased by $14 million to $302 million in fiscal 2016. Foreign currency translation decreased Gross margin by $3 million. Gross margin rate increased by 1.2 percentage points in fiscal 2016 compared to fiscal 2015.

The increase in Gross margin rate primarily resulted from a prior year increase in costs of USD denominated merchandise purchases.

Selling, General and Administrative Expenses
The following table presents expenses as a percentage of consolidated SG&A:

	Fiscal 2016	Fiscal 2015
Payroll and related benefits	42.0%	42.1%
Occupancy costs	30.6%	31.5%
Advertising and promotional expenses	9.6%	9.2%
Transaction fees (1)	4.2%	4.3%
Professional fees	3.6%	3.5%
Other (2)	10.0%	9.4%
Total	100%	100%

(1)	Primarily consists of credit card fees.

(2)	Includes costs related to transporting merchandise from distribution centers to stores, website hosting, store related supplies and signage and other corporate-related expenses

				Percentage of Total revenues
($ In millions)	Fiscal 2016	Fiscal 2015	$ Change	Fiscal 2016	Fiscal 2015	Change
Toys “R” Us - Delaware	$2,543	$2,614	$(71)	31.7%	31.7%	—%
SG&A decreased by $71 million to $2,543 million in fiscal 2016, compared to $2,614 million in fiscal 2015. Foreign currency translation decreased SG&A by $3 million. As a percentage of Total revenues, SG&A was consistent with fiscal 2015.
Excluding the impact of foreign currency translation, SG&A decreased by $68 million primarily due to the elimination of $52 million of store operating costs from the closure of our Times Square and FAO Schwarz flagship stores, and a $20 million decrease in payroll expenses which includes a $41 million reduction in annual bonus expense.

Depreciation and Amortization

(In millions)	Fiscal 2016	Fiscal 2015	Change
Toys “R” Us - Delaware	$198	$225	$(27)
Depreciation and amortization decreased by $27 million to $198 million in fiscal 2016, compared to $225 million in fiscal 2015. The decrease was primarily due to fully depreciated assets and closed stores.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	net gains on sales of assets;

•	gift card breakage income;

•	information technology and administrative support services income;

•	foreign exchange gains and losses;

•	management service fees income;

•	impairment of long-lived assets; and

•	other operating income and expenses.

(In millions)	Fiscal 2016	Fiscal 2015	Change
Toys “R” Us - Delaware	$179	$115	$64
Other income, net increased by $64 million to $179 million in fiscal 2016, compared to $115 million in fiscal 2015. The increase was primarily due to the sale of the FAO Schwarz brand for a gain of $45 million and an $18 million benefit from foreign exchange related to the re-measurement of the portion of the tranche of loans in an aggregate principal amount of $280 million due fiscal 2019 (the “Tranche A-1 Loan”) attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (“Toys-Canada”).
Refer to Note 1 to the Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

Interest Expense

(In millions)	Fiscal 2016	Fiscal 2015	Change
Toys “R” Us - Delaware	$267	$270	$(3)
Interest expense decreased by $3 million to $267 million in fiscal 2016, compared to $270 million in fiscal 2015. The decrease was primarily due to interest expense on borrowings with Parent. Partially offsetting the decrease was the change in value of foreign exchange contracts, increased borrowings under the secured revolving credit facility (“ABL Facility”) and incremental expense related to the Toys “R” Us Property Company II, LLC (“TRU Propco II”) debt refinancing in fiscal 2016, which included a $6 million write-off of debt issuance costs and original issue discount on the extinguished Propco II Notes (as defined below in Liquidity and Capital Resources - Debt).
As a result of the CMBS and mezzanine debt refinancing in fiscal 2016 (each as discussed and defined below in Liquidity and Capital Resources - Debt), we expect that our annual cash interest payments will decrease by approximately $21 million, based on LIBOR rates as of January 28, 2017, primarily due to a lower rate of interest on the Propco II Mortgage Loan.

Interest Income

(In millions)	Fiscal 2016	Fiscal 2015	Change
Toys “R” Us - Delaware	$110	$114	$(4)
Interest income decreased by $4 million to $110 million in fiscal 2016, compared to $114 million in fiscal 2015. The decrease was primarily due to a decrease in interest income on loans receivable from Parent. Refer to Note 15 to the Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

Income Tax Expense

($ In millions)	Fiscal 2016	Fiscal 2015	Change
Toys “R” Us - Delaware	$27	$27	$—
Effective tax rate	48.2%	225.0%	(176.8)%
Income tax expense of $27 million in fiscal 2016 remained consistent with fiscal 2015. Refer to Note 10 to the Consolidated Financial Statements entitled “INCOME TAXES” for further details.

Fiscal 2015 Compared to Fiscal 2014

Net Earnings (Loss)

(In millions)	Fiscal 2015	Fiscal 2014	Change
Toys “R” Us - Delaware	$(15)	$(226)	$211
Net loss improved by $211 million to $15 million in fiscal 2015, compared to $226 million in fiscal 2014. The improvement was primarily due to a $204 million reduction in SG&A, partially offset by a $77 million decline in Gross margin.

Total Revenues

					Percentage of Total revenues
($ In millions)	Fiscal 2015	Fiscal 2014	$ Change	% Change	Fiscal 2015	Fiscal 2014
Domestic	$7,439	$7,621	$(182)	(2.4)%	90.2%	90.1%
Canada	809	834	(25)	(3.0)%	9.8%	9.9%
Toys “R” Us - Delaware	$8,248	$8,455	$(207)	(2.4)%	100.0%	100.0%
Total revenues decreased by $207 million or 2.4%, to $8,248 million in fiscal 2015, compared to $8,455 million in fiscal 2014. The impact of foreign currency translation decreased Total revenues by $135 million in fiscal 2015.
Excluding the impact of foreign currency translation, the decrease in Total revenues for fiscal 2015 was predominantly due to Domestic store closures and a reduction in same store sales domestically, driven by a decline in the number of transactions. Partially offsetting the decrease was an increase in same store sales within our Canada segment primarily driven by an increase in the number of transactions.
Total revenues included $68 million and $81 million of licensing revenue from our Parent’s foreign subsidiaries for fiscals 2015 and 2014, respectively.
Domestic
Total revenues for our Domestic segment decreased by $182 million or 2.4%, to $7,439 million in fiscal 2015. The decrease in Total revenues was primarily a result of store closures and a decrease in same store sales of 0.6%.
The decrease in same store sales resulted primarily from declines in our entertainment and baby categories. The decrease in our entertainment category was predominantly due to portable electronics and video game software. The decline in our baby category was predominantly in consumables, which includes diapers, wipes, formula and baby food. Partially offsetting these decreases were increases in our core toy and learning categories. The increase in our core toy category was primarily due to collectibles. The increase in our learning category was mainly due to preschool toys.
Canada
Total revenues for our Canada segment decreased by $25 million or 3.0%, to $809 million in fiscal 2015. Excluding a $135 million decrease due to foreign currency translation, Canada Total revenues improved primarily as a result of an increase in same store sales of 14.1%.
The increase in same store sales resulted from improvements across all categories, most notably in our learning, baby and core toy categories. The increase in our learning category was primarily due to construction and preschool toys. The increase in our baby category was primarily due to baby gear and infant care products. The increase in our core toy category was primarily due to collectibles and action figures.

Gross Margin

				Percentage of Total revenues
($ In millions)	Fiscal 2015	Fiscal 2014	$ Change	Fiscal 2015	Fiscal 2014	Change
Domestic	$2,604	$2,659	$(55)	35.0%	34.9%	0.1%
Canada	288	310	(22)	35.6%	37.2%	(1.6)%
Toys “R” Us - Delaware	$2,892	$2,969	$(77)	35.1%	35.1%	—%
Gross margin decreased by $77 million to $2,892 million in fiscal 2015, compared to $2,969 million in fiscal 2014. Foreign currency translation decreased Gross margin by $48 million.
Gross margin rate remained consistent in fiscal 2015 compared to fiscal 2014, with an increase in our Domestic segment offset by a decrease in our Canada segment.
Domestic
Gross margin decreased by $55 million to $2,604 million in fiscal 2015. Gross margin rate increased by 0.1 percentage point in fiscal 2015 compared to fiscal 2014.
The increase in Gross margin rate resulted from sales mix away from lower margin products in our entertainment and baby categories, partially offset by an increase in shipping costs due to higher e-commerce sales volume.
Canada
Gross margin decreased by $22 million to $288 million in fiscal 2015. Foreign currency translation decreased Gross margin by $48 million. Gross margin rate decreased by 1.6 percentage points in fiscal 2015 compared to fiscal 2014.
The decrease in Gross margin rate resulted primarily from increased cost of USD denominated inventory purchases, most notably in our learning and core toy categories.

Selling, General and Administrative Expenses
The following table presents expenses as a percentage of consolidated SG&A:

	Fiscal 2015	Fiscal 2014
Payroll and related benefits	42.1%	42.9%
Occupancy costs	31.5%	29.8%
Advertising and promotional expenses	9.2%	10.0%
Transaction fees (1)	4.3%	3.4%
Professional fees	3.5%	3.9%
Other (2)	9.4%	10.0%
Total	100%	100%

(1)	Primarily consists of credit card fees, which included income from the Visa and MasterCard settlement in fiscal 2014.

(2)	Includes costs related to website hosting, transporting merchandise from distribution centers to stores, store related supplies and signage and other corporate-related expenses.

				Percentage of Total revenues
($ In millions)	Fiscal 2015	Fiscal 2014	$ Change	Fiscal 2015	Fiscal 2014	Change
Toys “R” Us - Delaware	$2,614	$2,818	$(204)	31.7%	33.3%	(1.6)%
SG&A decreased by $204 million to $2,614 million in fiscal 2015, compared to $2,818 million in fiscal 2014. Foreign currency translation decreased SG&A by $33 million. As a percentage of Total revenues, SG&A decreased by 1.6 percentage points.
Excluding the impact of foreign currency translation, SG&A decreased by $171 million primarily due to a $90 million decrease in payroll expense, which included a $57 million decline in store payroll, and a $38 million decrease in advertising and promotional expenses. Additionally contributing to the decrease in SG&A was a $16 million decline in occupancy costs, predominantly as a result of Domestic store closures and an $11 million reduction in advisory fees as a result of an amendment to the advisory agreement we have with Bain Capital Private Equity, L.P., Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”). Partially offsetting these decreases were favorable legal and property insurance claim settlements of $21 million in fiscal 2014. Refer to Note 15 to the Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

Depreciation and Amortization

(In millions)	Fiscal 2015	Fiscal 2014	Change
Toys “R” Us - Delaware	$225	$252	$(27)
Depreciation and amortization decreased by $27 million to $225 million in fiscal 2015, compared to $252 million in fiscal 2014. The decrease was primarily due to fully depreciated assets and the accelerated depreciation of certain assets in fiscal 2014, which we committed to dispose of prior to the end of their useful lives.

Other Income, Net

(In millions)	Fiscal 2015	Fiscal 2014	Change
Toys “R” Us - Delaware	$115	$79	$36
Other income, net increased by $36 million to $115 million in fiscal 2015, compared to $79 million in fiscal 2014. Foreign currency translation increased Other income, net by $3 million. Excluding the impact of foreign currency translation, the increase in Other income, net was primarily due to a $12 million increase in credit card program income, a $6 million increase in income from our foreign affiliates for information technology and administrative support services and a $5 million decrease in impairment of long-lived assets. Additionally contributing to the increase was a $4 million decrease in unrealized loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility attributed to Toys-Canada.

Interest Expense

(In millions)	Fiscal 2015	Fiscal 2014	Change
Toys “R” Us - Delaware	$270	$275	$(5)
Interest expense decreased by $5 million to $270 million in fiscal 2015, compared to $275 million in fiscal 2014. The decrease was primarily due to $35 million of incremental expense recorded in fiscal 2014, mainly composed of the write-off of unamortized deferred debt issuance costs and original issue discount related to extinguishment of debt. Additionally contributing to the decrease was an $11 million reversal of deferred debt issuance costs as a result of a fiscal 2015 amendment to the advisory agreement which waived any previously accrued and unpaid transaction fees payable to our Sponsors in connection with prior refinancings. Refer to Note 15 to the Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details. Partially offsetting the decrease were higher rates of interest on the tranche of term loans in an aggregate principal amount of $1,026 million due fiscal 2020 and the Tranche A-1 Loan as a result of the fiscal 2014 refinancing.

Interest Income

(In millions)	Fiscal 2015	Fiscal 2014	Change
Toys “R” Us - Delaware	$114	$78	$36
Interest income increased by $36 million to $114 million in fiscal 2015, compared to $78 million in fiscal 2014. The increase was primarily due to an increase in interest income on loans receivable from Parent.

Income Tax Expense

($ In millions)	Fiscal 2015	Fiscal 2014	Change
Toys “R” Us - Delaware	$27	$7	$20
Effective tax rate	225.0%	(3.2)%	228.2%
Income tax expense increased by $20 million to $27 million in fiscal 2015 compared to $7 million in fiscal 2014. The $20 million increase was primarily due to change in the mix and level of earnings between jurisdictions.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net earnings (loss) to EBITDA and Adjusted EBITDA is as follows:

(In millions)	Fiscal 2016	Fiscal 2015	Fiscal 2014
Net earnings (loss)	$29	$(15)	$(226)

Add:
Income tax expense	27	27	7
Interest expense, net	157	156	197
Depreciation and amortization	198	225	252
EBITDA	411	393	230

Adjustments:
Certain transaction costs (a)	17	7	(2)
Store closure costs (b)	6	10	22
Sponsors’ management and advisory fees (c)	6	6	17
Severance	5	14	13
Compensation expense (d)	2	—	14
Impairment of long-lived assets (e)	1	2	7
Litigation (f)	1	—	(8)
Gains on sales of assets (g)	(45)	(1)	(1)
Foreign currency re-measurement (h)	(7)	11	15
Property losses, net of insurance recoveries (i)	—	(1)	(9)
Obsolete inventory clearance (j)	—	—	9
Adjusted EBITDA (k)	$397	$441	$307

(a)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(b)	Represents store closure costs, net of lease surrender income.

(c)
Represents fees expensed to the Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to

$6 million annually. Refer to Note 15 to the Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

(d)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(e)
Asset impairments primarily due to the identification of underperforming stores, the relocation of certain stores and property sales. Refer to Note 1 to the Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 4 to the Consolidated Financial Statements entitled “FAIR VALUE MEASUREMENTS” for further details.

(f)
Represents certain litigation expenses and settlements recorded for legal matters. Refer to Note 13 to the Consolidated Financial Statements entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details.

(g)
Represents sales of properties and intellectual property. Refer to Note 1 to the Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 5 to the Consolidated Financial Statements entitled “PROPERTY AND EQUIPMENT” for further details.

(h)
Represents the unrealized (gain) loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 Loan attributed to Toys-Canada. Refer to Note 1 to the Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.

(i)	Represents property losses, net of insurance claims recognized.

(j)	Represents the incremental expense related to the clearance of excess and obsolete inventory, as well as, third party fees associated with these efforts.

(k)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest expense (income), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, gains on sales of assets and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

LIQUIDITY AND CAPITAL RESOURCES
Overview
As of January 28, 2017, we were in compliance with all of the covenants related to our outstanding debt. Under the $1,850 million secured revolving credit facility (“ABL Facility”), we had $465 million of outstanding borrowings, a total of $95 million of outstanding letters of credit and excess availability of $789 million. We are subject to a minimum excess availability covenant of $125 million, with remaining availability of $664 million in excess of the covenant. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory among other assets, and generally peaks in the third quarter of our fiscal year. As of January 28, 2017, we had total liquidity of $704 million, which included cash and cash equivalents of $40 million, $1 million of which represents cash and cash equivalents at TRU Propco II.
We are dependent on borrowings to support our working capital needs, capital expenditures and to service debt. As of January 28, 2017, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, enhancing information technology, remodeling existing stores, financing construction of new stores and paying expenses, such as payroll costs and rental expense, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. For fiscal 2016, peak borrowings under our revolving credit facilities and credit lines amounted to $1,196 million, with total remaining availability of $432 million in excess of the ABL Facility covenant.
In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of January 28, 2017 and January 30, 2016, we had outstanding balances of $261 million and $364 million, respectively, in short-term intercompany loans from Parent.

Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility and from our Parent. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or any of its subsidiaries.
Although we believe that cash generated from operations along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, a financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for enhancing our e-commerce and other information technology and logistics systems, as well as improving existing stores. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table presents our capital expenditures for each of the past three fiscal years:

(In millions)	Fiscal 2016	Fiscal 2015	Fiscal 2014
Information technology	$72	$72	$66
Store improvements (1)	27	37	32
Distribution centers	17	17	19
New stores	10	1	6
Other store-related projects (2)	39	26	13
Total capital expenditures	$165	$153	$136

(1)	Includes expenditures related to the “Clean and Bright” initiative.

(2)	Includes remodels and other store updates.

Cash Flows

(In millions)	Fiscal 2016	Fiscal 2015	Fiscal 2014
Net cash (used in) provided by operating activities	$(81)	$131	$87
Net cash used in investing activities	(119)	(152)	(132)
Net cash provided by (used in) financing activities	101	44	(83)
Effect of exchange rate changes on Cash and cash equivalents	—	(5)	(6)
Net (decrease) increase during period in Cash and cash equivalents	$(99)	$18	$(134)

Cash Flows (Used in) Provided by Operating Activities
Net cash used in operating activities was $81 million in fiscal 2016, compared to $131 million of net cash provided by operating activities in fiscal 2015. The net cash used in operating activities was primarily due to higher Domestic vendor payments in fiscal 2016 for merchandise purchased in fiscal 2015.
Net cash provided by operating activities increased by $44 million to $131 million for fiscal 2015, compared to $87 million for fiscal 2014. The increase was due to improved operating performance, partially offset by an increase in merchandise purchases in order to maintain stronger in-stock positions.

Cash Flows Used in Investing Activities
Net cash used in investing activities decreased by $33 million to $119 million for fiscal 2016, compared to $152 million for fiscal 2015. The decrease was primarily due to a $45 million increase in proceeds received from sales of assets, partially offset by a $12 million increase in capital expenditures.
Net cash used in investing activities increased by $20 million to $152 million for fiscal 2015, compared to $132 million for fiscal 2014. The increase was primarily due to a $17 million increase in capital expenditures.

Cash Flows Provided by (Used in) Financing Activities
Net cash provided by financing activities increased by $57 million to $101 million for fiscal 2016, compared to $44 million for fiscal 2015. The increase was primarily due to an $81 million increase in total net debt borrowings to finance our increased purchases of merchandise inventories and to fund a portion of our fiscal 2016 refinancing activities. Partially offsetting the increase was $23 million in capitalized debt issuance costs as a result of our debt refinancings in fiscal 2016.
Net cash provided by financing activities increased by $127 million to $44 million for fiscal 2015, compared to net cash used in financing activities of $83 million for fiscal 2014. The change was primarily due to a $165 million increase in third party net long-term borrowings, which included $80 million in incremental borrowings under the ABL Facility, and a $34 million reduction in capitalized debt issuance costs predominantly as a result of a reduction in refinancing activity in fiscal 2015, partially offset by a $72 million decrease in net short-term borrowings from Parent.

Debt
Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our ability to incur certain additional indebtedness, pay dividends, make restricted payments or certain investments, create or permit liens on assets, sell assets, engage in mergers or consolidations, and place restrictions on the ability of certain of our subsidiaries to provide funds to us through dividends, loans or advances. As of January 28, 2017, we did not have any net assets subject to such restrictions.
Certain of our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true, breach of covenants and certain insolvency events. If an event of default occurs and is continuing under these agreements, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Additionally, a failure to repay amounts when due under certain debt will likely constitute an event of default and entitle the holders of other debt to accelerate or otherwise proceed against the issuers or guarantors of such debt. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facilities or be available at all. We are currently in compliance with the covenants relating to our outstanding debt.
As of January 28, 2017, we had total indebtedness of $2,671 million, of which $2,473 million was secured indebtedness. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by global economic and financial conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and our and our Parent’s indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors. Refer to Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details regarding our debt and any of the transactions described below.
During fiscal 2016, the following events occurred with respect to our debt structure:

•
On November 3, 2016, we completed $512 million of Commercial Mortgage-Backed Securities (“CMBS”) financing and $88 million of mezzanine financing. The proceeds and a $51 million rent prepayment from the Company to TRU Propco II in conjunction with an amendment to the master lease agreement, along with cash on hand were used to redeem the aggregate principal amount of $725 million of 8.500% senior secured notes due 2017 of TRU Propco II (the “Propco II Notes”). TRU Propco II entered into a mortgage loan agreement (the “Mortgage Loan Agreement”), providing for a floating-rate loan (the “Propco II Mortgage Loan”) in the initial principal amount of $512 million. The Propco II Mortgage Loan has a three-year initial term expiring on November 9, 2019, and may be extended for two one-year terms at the option of TRU Propco II, subject to certain conditions, including meeting certain ratios at the time of the extension and, in the case of the second extension option, payment of an extension fee. If the Giraffe Junior Mezzanine Loan described below is outstanding, TRU Propco II may only exercise the extension options on the Propco II Mortgage Loan if the term of the Giraffe Junior Mezzanine Loan is also extended.

•
Additionally, as noted above, on November 3, 2016, Giraffe Junior Holdings, LLC (“Giraffe Junior”), our indirect wholly-owned subsidiary and the owner of 100% of the equity interest in TRU Propco II, entered into a mezzanine loan agreement (the “Mezzanine Loan Agreement”) providing for a fixed-rate loan (the “Giraffe Junior Mezzanine Loan”) in the initial principal amount of $88 million. The Giraffe Junior Mezzanine Loan has a three-year initial term expiring on November 9, 2019, and may be extended for two one-year terms at the option of Giraffe Junior, subject to certain conditions substantially similar to the conditions to extending the Propco II Mortgage Loan under the Mortgage Loan Agreement. If the Propco II Mortgage Loan is outstanding, Giraffe Junior may only exercise the extension options if the Propco II Mortgage Loan is also extended.

We, our Parent and its subsidiaries, as well as the Sponsors or their affiliates, may from time to time prepay, repurchase, refinance or otherwise acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 15 to the Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS.”

Contractual Obligations
Our contractual obligations consist mainly of payments for operating leases related to real estate used in the operation of our business, Long-term debt and related interest and product purchase obligations. The following table summarizes our contractual obligations as of January 28, 2017, except as noted below:

	Payments Due By Period
(In millions)	Fiscal 2017	Fiscals 2018 & 2019	Fiscals 2020 & 2021	Fiscals 2022 and thereafter	Total
Operating leases (1)(2)	$423	$760	$612	$1,386	$3,181
Less: sub-leases to third parties	9	17	12	13	51
Net operating lease obligations	414	743	600	1,373	3,130
Capital lease and financing obligations	30	47	34	50	161
Long-term debt (3)(4)	65	1,012	1,479	—	2,556
Interest payments (3)(4)(5)(6)	200	332	95	—	627
Purchase obligations (7)	997	—	—	—	997
Other (8)	201	242	74	31	548
Total contractual obligations (9)	$1,907	$2,376	$2,282	$1,454	$8,019

(1)
Excluded from third party gross minimum rentals are $793 million related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2022 and thereafter. As the Company is an indirect parent of Toys “R” Us Property Company II, LLC (“TRU Propco II”), rent payments under the master lease agreement between TRU Propco II as landlord and us as tenant are eliminated in consolidation.

(2)
Related party gross minimum rentals for straight lease locations are based on the initial or current contractual term of our affiliates’ respective underlying third party leases and for owned locations are based on the master lease term. Excluded from related party gross minimum rentals are $691 million related to options to extend ground lease terms that are reasonably assured of being exercised, the balance of which is predominantly related to fiscals 2022 and thereafter.

(3)	Excludes finance obligations associated with capital projects and capital lease obligations, which are included in “Capital lease and financing obligations.”

(4)
Excludes Short-term borrowings from Parent of $261 million and related interest payments. Refer to Note 15 to the Consolidated Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details.

(5)	In an effort to manage interest rate exposure, we periodically enter into interest rate swaps and interest rate caps. Interest payments presented are net of interest rate caps, when applicable.

(6)	Interest payments for our ABL Facility were estimated based on the average borrowings under the facility in fiscal 2016.

(7)
Purchase obligations consist primarily of open purchase orders for merchandise as well as agreements to purchase fixed or minimum quantities of goods that are not included in our Consolidated Balance Sheet as of January 28, 2017.

(8)	Includes service contract obligations, risk management liabilities and other contractual commitments.

(9)
The above table does not reflect liabilities for uncertain tax positions of $19 million, which are included in Other non- current liabilities. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing and amount of future payments.

Obligations under our operating leases and capital leases in the above table do not include real estate taxes, maintenance and insurance, or contingent rent. The following table presents these amounts which were recorded in SG&A in our Consolidated Statements of Operations for fiscals 2016, 2015 and 2014:

(In millions)	Fiscal 2016	Fiscal 2015	Fiscal 2014
Real estate taxes	$48	$57	$58
Maintenance and insurance	42	42	41
Contingent rent	2	2	2
Total	$92	$101	$101

CRITICAL ACCOUNTING POLICIES
Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Consolidated Financial Statements.
We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Consolidated Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.
Merchandise Inventories
We value our merchandise inventories at the lower of cost or net realizable value, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.
Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management’s current estimates. These estimates are derived using available data, our historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from our vendors are generally treated as adjustments to the purchase price of our merchandise inventories. We adjust our estimates for vendor allowances and our provision for expected inventory shortage to actual amounts at the completion of our physical inventory counts and finalization of all vendor allowance agreements. In addition, we perform an inventory-aging analysis for identifying obsolete and slow-moving inventory. We establish a reserve to reduce the cost of our inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods.
Our estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors’ tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Our reserve for merchandise inventories was $79 million and $49 million as of January 28, 2017 and January 30, 2016, respectively. Based on our inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in our reserve, excluding the impact of our specific item reserves, would have impacted pre-tax earnings by $4 million for fiscal 2016.
Long-lived Asset Impairment
We evaluate the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with Accounting Standards Codification (“ASC”) Topic 360 “Property, Plant and Equipment”. Events or circumstances that might warrant an impairment review include, among other things, material declines in operational performance, other than temporary significant adverse market conditions and significant changes or planned changes in our use of assets, including store relocation, store closure and property sales. When evaluating operating stores for impairment, our asset group is at an individual store level, as that is the lowest level for which cash flows are identifiable. Cash flows for individual operating stores include an allocation of applicable overhead. We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.
In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability require estimating such factors as sales growth, inflation and the overall economic conditions. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. We estimate the fair value of the asset using a valuation method such as discounted cash flow or a relative, market-based approach.
In fiscals 2016, 2015 and 2014, we recorded $1 million, $2 million and $7 million, respectively, of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores, property sales and a decrease in real estate market values.
Revenue Recognition
We recognize revenue in accordance with ASC Topic 605, “Revenue Recognition.” Revenue related to merchandise sales, which is 98.9% of total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise purchased from our websites. Discounts provided to customers are accounted for as a reduction of sales. We record a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact our financial results in future periods.
Income Taxes
We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our level of pre-tax earnings, income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. We use significant judgment and estimates in evaluating our tax positions. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.
Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in our tax return (our current or cash tax rate) is different from the tax rate reflected in our Consolidated Financial Statements. Some of the differences are permanent, while other differences are temporary as they will reverse over time. We record deferred tax assets and liabilities for any temporary differences between the assets and liabilities in our Consolidated Financial Statements and their respective tax bases. We establish valuation allowances when we believe it is more likely than not that our deferred tax assets will not be realized. In assessing the need for a valuation allowance, management weighs the available positive and negative evidence, including limitations on the use of tax loss and other carryforwards due to changes in ownership, historic information, projections of future sources of taxable income, including future reversals of taxable temporary differences and future taxable income exclusive of reversing temporary differences and carryforwards, and tax planning strategies. For example, we would establish a valuation allowance for the tax benefit associated with a tax loss carry forward in a tax jurisdiction if we did not expect to generate sufficient taxable income of the appropriate character to utilize the tax loss carry forward prior to its expiration. Changes in future taxable income, tax liabilities and our tax planning strategies may impact our effective tax rate, valuation allowances and the associated carrying value of our deferred tax assets and liabilities.
At any one time our tax returns for numerous tax years are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently enacted tax law changes, published rulings, court cases, and outcomes of tax audits. While we do not expect material changes, it is possible that our actual tax liability will differ from our established tax liabilities for unrecognized tax benefits, and our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies. We report tax-related interest and penalties as a component of Income tax expense (benefit).
Stock-Based Compensation
The fair value of the common stock shares utilized in valuing stock-based payment awards was determined by the Executive Committee of Parent based on management’s recommendations. Our Parent engages an independent valuation specialist to assist management and the Executive Committee of Parent in determining the fair value of our common stock for these purposes. Our Parent’s management and the Executive Committee of Parent rely on the valuations provided by the independent valuation specialist as well as their review of Parent’s historical financial results, business milestones, financial forecast and business outlook as of each award date. The same Company data is reviewed by our Parent’s management, on a periodic basis, to monitor the performance metrics associated with certain stock-based payment awards as the achievement of established thresholds directly impact the amount of target shares ultimately earned.
The fair value of common stock shares of Parent is based on total enterprise value ranges and the total equity value ranges estimated on a non-marketable and minority basis utilizing both the income approach and the market approach guidelines. A range of the two methods was utilized to determine the fair value of the shares. The income approach is a valuation technique that provides an estimation of the fair value of a business based upon the cash flows that it can be expected to generate over time. The market approach is a valuation technique that provides an estimation of fair value based on market prices of publicly traded companies and the relationship to financial results. When warranted, a Black-Scholes option-based model may be utilized in addition to the market and income approaches in order to estimate the fair value of our Parent’s shares.
The income approach utilized begins with an estimation of the annual cash flows that a business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the period are then converted to their present value equivalent using a discount rate considered appropriate given the risk of achieving the projected cash flows. The present value of the estimated cash flows is then added to the present value equivalent of the terminal value of the business at the end of the projection period to arrive at an estimate of fair value. Such an approach necessarily relies on estimations of future cash flows that are inherently uncertain, as well as a determination of an appropriate discount rate in order to derive present value equivalents of both the projected cash flows and the terminal value of the business at the end of the period. The use of different estimations of future cash flows or a different discount rate could result in a different indication of fair value.
The market approach utilizes in part a comparison to publicly traded companies deemed to be in similar lines of business. Such companies were then analyzed to determine which were most comparable based on various factors, including industry similarity, financial risk, company size, geographic diversification, growth opportunities, similarity of reaction to macroeconomic factors, profitability, financial data availability and active trading volume. Nine companies were included as comparable companies in the market comparable approach. Alternate determinations of which publicly traded entities constituted comparable companies could result in a different indication of fair value.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS
In September 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2015-16 “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments” (“ASU 2015-16”). ASU 2015-16 eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Under the previous guidance, an acquirer must recognize adjustments to provisional amounts during the measurement period retrospectively (i.e. as if the accounting for the business combination had been completed at the acquisition date). That is, the acquirer must revise comparative information on the income statement and balance sheet for any prior periods affected. Under ASU 2015-16, acquirers must recognize measurement-period adjustments in the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The amendments in ASU 2015-16 require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earning by line item that would have been in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 did not change the criteria for determining whether an adjustment qualifies as a measurement-period adjustment and does not change the length of the measurement period. The Company has adopted the amendments of ASU 2015-16, effective January 31, 2016. The adoption did not have an impact on our Consolidated Financial Statements.
In April 2015, the FASB issued ASU No. 2015-05, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement” (“ASU 2015-05”). Existing GAAP does not include explicit guidance about a customer’s accounting for fees paid in a cloud computing arrangement. The amendments in this ASU provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software licenses element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. As a result of the amendments, all software licenses within the scope of Subtopic 350-40 will be accounted for consistent with other licenses of intangible assets. An entity can elect to adopt the amendments either (1) prospectively to all arrangements entered into or materially modified after the effective date; or (2) retrospectively. The Company adopted the amendments of ASU 2015-05 as of January 31, 2016 on a prospective basis. The adoption did not have an impact on our Consolidated Financial Statements.
In April 2015, the FASB issued No. ASU 2015-04, “Compensation - Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets” (“ASU 2015-04”). For entities with a fiscal year-end that does not coincide with a month-end, ASU 2015-04 provides a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year-to-year. Under the previous practice, entities with fiscal year-ends that did not coincide with a month-end, had to adjust the fair value of the plan assets reported by the third-party service provider to reflect the fair value of plan assets as of their fiscal year. The practical expedient should be applied consistently to all plans if an entity has more than one plan. An entity is required to disclose the accounting policy election and the date used to measure defined benefit plan assets and obligations in accordance with the amendments in this ASU. Additional disclosures are required if a contribution or significant event caused by the entity occurs between the month-end date used to measure the defined benefit plan assets and obligations and an entity’s fiscal year-end. Entities should apply the amendments in this update prospectively. The Company adopted the amendments of ASU 2015-04, effective January 31, 2016. The adoption did not have an impact on our Consolidated Financial Statements.
In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-03”). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Under the previous practice, debt issuance costs were recognized as a deferred charge (that is, an asset). This ASU will create consistencies with the guidance in International Financial Reporting Standards as well as the guidance in FASB Concepts Statement No. 6, “Elements of Financial Statements”, which states that debt issuance costs are similar to debt discounts and in effect reduce the proceeds of borrowing, thereby increasing the effective interest rate. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. In August 2015, the FASB issued ASU No. 2015-15 “Interest - Imputed Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” (“ASU 2015-15”), which clarifies that the guidance in ASU 2015-03 does not apply to line-of-credit arrangements. According to ASU 2015-15, line-of-credit arrangements will continue to defer and present debt issuance costs as an asset and subsequently amortize the deferred debt costs ratably over the term of the arrangement. Upon transition, an entity is required to comply with the applicable disclosures for a change in an accounting principle. The Company has adopted the amendments of ASU 2015-03 and ASU 2015-15, effective January 31, 2016. Other than the revised balance sheet presentation of debt issuance costs from an asset to a deduction from the carrying amount of the debt liability and related disclosures, the adoption of ASU 2015-03 and ASU 2015-15 did not have an impact on our Consolidated Financial Statements.
In February 2015, the FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis” (“ASU 2015-02”). ASU 2015-02 is intended to improve targeted areas of consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. This ASU simplifies consolidation accounting by reducing the number of consolidation models and improves current GAAP by (1) placing more emphasis on risk of loss when determining a controlling financial interest; (2) reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a VIE; and (3) changing consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. Entities can transition to the standard either retrospectively or as a cumulative effect adjustment as of the date of adoption. The Company adopted the amendments of ASU 2015-02, effective January 31, 2016. The adoption did not have an impact on our Consolidated Financial Statements.
In January 2015, the FASB issued ASU No. 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items” (“ASU 2015-01”). ASU 2015-01 eliminates from U.S. GAAP the concept of extraordinary items. Under the previous practice, an entity was required to separately classify, present, and disclose extraordinary events and transactions. The FASB issued this ASU as part of its initiative to reduce complexity in accounting standards. This ASU will also align more closely U.S. GAAP income statement presentation guidance with IAS 1, “Presentation of Financial Statements,” which prohibits the presentation and disclosure of extraordinary items. The Company adopted the amendments of ASU 2015-01, effective January 31, 2016. The adoption did not have an impact on our Consolidated Financial Statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures, if substantial doubt exists. The amendments in this ASU are effective for reporting periods ending after December 15, 2016, with early adoption permitted. The Company adopted the amendments of ASU 2014-15 as of January 28, 2017. The adoption did not have an impact on our Consolidated Financial Statements.
In June 2014, the FASB issued ASU No. 2014-12, “Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU 2014-12”).  ASU 2014-12 provides specific guidance on this Topic, requiring that performance targets that affect vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in ASC 718 as it relates to awards with performance conditions that affect vesting to account for such awards.  This varies from the previous practice, as such provisions were also accounted for as non-vesting restrictions which affect the determination of grant-date fair value and required expense recognition over the requisite service period regardless of whether the performance condition is met.  The Company adopted the amendments of ASU 2014-12 as of January 31, 2016 on a prospective basis.  The adoption did not have an impact on our Consolidated Financial Statements.
Refer to Note 16 to the Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of accounting standards which we have not yet been required to implement and our assessment of their impact on our Consolidated Financial Statements.

FORWARD-LOOKING STATEMENTS
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that our Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, our “Strategic Pillars,” store openings, integration and remodeling, the development, implementation and integration of our e-commerce business, future financial or operational performance, projected sales for certain periods, same store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, access to trade credit, future financings, refinancings and debt repayments, estimates regarding future effective tax rate, future interest payments, and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, ability to repatriate cash from Toys-Canada, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws including tax that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on April 12, 2017, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.